UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

WellCare Health Plans, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8735 Henderson Road   •  Tampa, Florida 33634   •  (813) 290-6200   •  www.wellcare.com

April 11, 2016

Dear Stockholder:

On behalf of the Board of Directors and the management team, it is my pleasure to invite you to attend the 2016 Annual Meeting of Stockholders of WellCare Health Plans, Inc.

As shown in the enclosed Notice of 2016 Annual Meeting of Stockholders, the Annual Meeting will be held at 10:00 a.m., Eastern Time, Wednesday, May 25, 2016, at the Renaissance Center building at our corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634. At the Annual Meeting, we will be acting on the matters listed in the accompanying Notice. If you require special assistance at the Annual Meeting because of a disability, please contact Blair W. Todt, our Secretary, at (813) 206-1393.

We hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and mail the enclosed proxy card in the envelope provided or to vote on the Internet or by telephone. If you attend the Annual Meeting, you may vote in person, even if you have previously voted. However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the Annual Meeting.

Thank you for your support.

Sincerely,

Kenneth A. Burdick

Chief Executive Officer

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE ANNUAL MEETING AND PROVIDE APPROPRIATE DOCUMENTATION, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR VOTING PROMPTLY.

WELLCARE HEALTH PLANS, INC.

Notice of 2016 Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, May 25, 2016.

PLACE	8745 Henderson Road Renaissance Center Tampa, Florida 33634

PURPOSE

1.     To elect nine directors to hold office until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.     To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.     To cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in the accompanying proxy statement; and

4.     To transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.

The Board recommends that stockholders vote FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3, as outlined in the accompanying proxy statement.

RECORD DATE	March 28, 2016.

PROXY VOTING

It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you or by voting on the Internet or by telephone. Please refer to your proxy card or Notice of Internet Availability of Proxy Materials to determine if there are other voting options available to you. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

WEBCAST

A live webcast of the 2016 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com. Select Investors, then select the link to the 2016 Annual Meeting and follow the instructions provided. Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2016 Annual Meeting of Stockholders.

On or about April 11, 2016, we mailed to our stockholders either (1) a copy of our proxy statement, a proxy card and an Annual Report or (2) a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.

BY ORDER OF THE BOARD OF DIRECTORS

Tampa, Florida	Blair W. Todt
April 11, 2016	Senior Vice President, Chief Legal and Administrative Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2016:

The accompanying proxy statement and the 2015 Annual Report on Form 10-K are available at www.proxyvote.com.

Please have the 12-digit control number on your Availability Notice available to access these documents.

Proxy Statement Highlights

This summary is provided for your convenience. Please read our entire proxy statement and 2015 annual report before determining how to vote.

HOW TO VOTE IN PERSON AT THE ANNUAL MEETING

Beneficial stockholders - Most stockholders of WellCare Health Plans, Inc. (“WellCare,” the “Company,” “we,” “us” or “our”) are “beneficial owners”, also known as “street name” holders, which means a bank, broker or other institution holds shares on their behalf. If this is how you hold your shares, you will need to get a legal proxy from the institution holding your shares to vote in person at the Annual Meeting. You will also need to provide proper identification at the Annual Meeting.

Registered stockholders – A few of our stockholders are registered directly with our transfer agent, Computershare, as holders of WellCare stock. As the stockholder of record, a registered stockholder can vote in person at the Annual Meeting without a legal proxy from an institution. You will need to provide proper identification at the Annual Meeting.

You can also vote via the Internet, by phone or by mail. See “How do I cast my vote?” below for additional information on how to vote.

Record Date & Meeting Date

The record date for the Annual Meeting is March 28, 2016. Owners of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting, which will be held at 10:00 a.m., Eastern Time, May 25, 2016. The meeting will be at our headquarters located at 8745 Henderson Road, Tampa, Florida, 33634.

Proposals and Vote Recommendations

At the Annual Meeting stockholders will consider the following proposals:

Proposal	Vote recommendation of the Board	See Page
Election of 9 directors	FOR all nominees	9
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR	17
Advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay” vote)	FOR	18

The stockholders will also vote to transact any other business that may properly come before the Annual Meeting.

Director Nominees

The table below shows summary information regarding WellCare’s nominees for director at the Annual Meeting. More information regarding our director nominees is included under “Proposal 1: Election of Directors” in this proxy statement.

Name	Age	Director Since	Current Committees
Richard C. Breon President and Chief Executive Officer, Spectrum Health System	65	2013	• Health Care Quality and Access • Information Technology Oversight • Regulatory Compliance

Name	Age	Director Since	Current Committees
Kenneth A. Burdick Chief Executive Officer, WellCare Health Plans, Inc.	57	2014	• None
Carol J. Burt Principal, Burt Hilliard Investments	58	2010	• Audit and Finance • Compensation (chair) • Nominating and Corporate Governance
Roel C. Campos Partner, Hughes, Hubbard & Reed LLP	67	2013	• Health Care Quality and Access • Regulatory Compliance
Kevin F. Hickey Principal, HES Advisors	64	2002	• Compensation • Health Care Quality and Access • Information Technology Oversight (chair)
Christian P. Michalik, Chairman Managing Director, Kinderhook Industries	47	2002	• Audit and Finance • Nominating and Corporate Governance (chair)
Glenn D. Steele, Jr., M.D. Chairman, xG Health Solutions	71	2009	• Compensation • Nominating and Corporate Governance • Health Care Quality and Access (chair)
William L. Trubeck Former Executive Vice President and Chief Financial Officer, H&R Block, Inc.	69	2010	• Audit and Finance • Regulatory Compliance (chair)
Paul E. Weaver Former Vice Chairman, PricewaterhouseCoopers, LLP	70	2010	• Audit and Finance (chair) • Compensation

Corporate Governance Highlights

•     Eight of our nine director nominees are independent (with the exception being Mr. Burdick, who is our Chief Executive Officer)

•     Directors are elected by majority vote in uncontested elections

•     Annual election of all directors (no staggered board)

•     Independent Chairman of the Board

•     Independent Compensation Committee that engages an independent compensation consultant

•     Code of Conduct and Business Ethics applicable to directors, executives and other associates

•     Stock ownership guidelines for directors and executives

•     Mandatory director retirement age of 75

•     Disclosure on our website of political giving policy and amounts given

•     Simple majority vote to approve a merger

•     No “poison pill” (stockholders’ rights plan)

Leadership Structure. Our Corporate Governance Guidelines provide that the positions of Chair and Chief Executive Officer are to be held by different individuals unless the Company’s Board of Directors (the “Board”) affirmatively determines that it is in our best interests for the positions to be held by a single individual. Mr. Michalik currently serves as our independent Chair and Mr. Burdick serves as our Chief Executive Officer.

More detailed information regarding our corporate governance is included under “Corporate Governance” in this proxy statement.

Independent Registered Public Accounting Firm

The Audit and Finance Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board is seeking stockholder ratification of the appointment.

The fees we paid to Deloitte in 2015 are set forth below:

Audit Fees	$3,396,799
All Other Fees	$0

All of the 2015 fees described above were pre-approved by the Audit and Finance Committee in accordance with our Audit and Non-Audit Services Pre-Approval Policy.

Please see “Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm” for more information regarding this proposal.

2015 Performance Highlights

•	Adjusted earnings per share for the year ended December 31, 2015 was $3.44, a 67% improvement compared to $2.06 for the same period in 2014.

•	Medicaid Health Plans’ segment membership grew to approximately 2.4 million members at December 31, 2015, an increase of 78,000 members from December 31, 2014.

•	For the full-year 2015, the adjusted Medicaid Health Plans MBR was 89.8 percent, a 70 basis point improvement compared with the full-year 2014.

•

Medicare Health Plans segment MBR for the full-year 2015 was 87.2 percent, an improvement of 130 basis points compared with the full-year 2014, driven by improved operational execution on initiatives launched in 2015 and our 2015 bid strategy.

•

Medicare PDP MBR improved significantly in 2015 to 78.7 percent compared with 92.9 percent for the full-year 2014 as a result of our 2015 bid strategy, improved pharmacy rebate performance and operational execution.

•

We improved our capital position: in June 2015, we completed the offering and sale of $300.0 million aggregate principal amount of our 5.75% unsecured senior notes due 2020 (the “Senior Notes”) pursuant to a reopening of our existing series of such notes. Our unregulated cash, cash equivalents and investments was $816.1 million at December 31, 2015, an increase of $726.6 million from $89.5 million at December 31, 2014

•	We successfully renewed our Kentucky, Missouri and New York Medicaid contracts.

•

In September 2015, we received a notice of intent to award a contract from the Georgia Department of Community Health to continue serving Medicaid members in Georgia. Services under the new contract are expected to commence on January 1, 2017.

•	We were selected by the Florida Healthy Kids Corporation to continue providing managed care services for children as part of the Florida Healthy Kids program in nine regions.

•	We achieved accreditation by the National Committee for Quality Assurance (“NCQA”) for our Medicaid health plan in South Carolina.

•	Effective January 1, 2016, we successfully transitioned our pharmacy benefit management (“PBM”) to CVS Health Corporation.

Please refer to the Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 12, 2016 with the Securities and Exchange Commission (the “Form 10-K”) for a reconciliation of adjusted Medicaid Health Plans MBR to the GAAP metric.

Executive Compensation

At our 2015 Annual Meeting of Stockholders, more than 95% of the votes cast in the advisory vote were in favor of our named executive officer compensation as disclosed in our 2015 proxy statement. The Compensation Committee did not make any substantive changes to the design of our executive officer compensation program in 2015.

In 2015, our “named executive officers” were:

•	Kenneth A. Burdick, Chief Executive Officer;
•	David J. Gallitano, Former Interim Chief Executive Officer;
•	Andrew L. Asher, Senior Vice President and Chief Financial Officer;
•	Lawrence D. Anderson, Senior Vice President and Chief Human Resources Officer;
•	Michael R. Polen, Senior Vice President, Operations;
•	Blair W. Todt, Senior Vice President, Chief Legal and Administrative Officer and Secretary; and
•	Steven E. Goldberg, M.D., Former Senior Vice President and Chief Medical Officer.

A substantial percentage of the compensation we pay our named executive officers consists of performance-based compensation. Our Compensation Committee grants performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals. The Compensation Committee also uses benchmarking in connection with assessing and reviewing compensation for our executive officers to help ensure the Company remains competitive relative to its peers with respect to attracting and retaining qualified executives.

Incentive Award Payouts

•

The primary measure under our 2015 short-term incentive program was adjusted earnings per share. Our target for this goal was $3.25 and we achieved $3.44, a 67% improvement compared to 2014. Based on this result, the Compensation Committee determined to fund the 2015 short-term incentive program at 125% of target. However, funding was reduced by 10% based on an assessment of operating and quality performance, which resulted in a net corporate funding pool of 115% of target.

•

Awards of performance stock units and market stock units that were granted in 2013. These awards cliff-vested in March 2016 based on the achievement of performance measures for the three-year performance period ending December 31, 2015. The performance stock unit awards vested at 39% of target based on the achievement of financial and operating and health care quality goals, while market stock unit awards vested at 166% of target based on the increase in our stock price.

•

Awards of performance stock units that were granted in 2014. These awards provide that 50% of the shares subject to the award vest in March 2016, subject to the achievement of targeted adjusted earnings per share as included in our 2015 operating plan, and 50% vest in March 2017, subject to the achievement of targeted adjusted earnings per share as included in our 2016 operating plan. The adjusted earnings per share performance metric was used in the both the short-term and long-term incentive programs due to the criticality of achieving the Company’s earnings targets. As noted above, we achieved our targeted adjusted earnings per share goal for 2015. As a result, 100% of the performance stock units scheduled to vest in March 2016 vested.

Please see “Executive Compensation” for more complete information regarding our compensation philosophy, our executive compensation program and the amounts paid to our named executive officers.

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

These materials are being sent to you on behalf of our Board of Directors (the “Board of Directors” or the “Board”). You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the 2016 Annual Meeting of Stockholders (“Annual Meeting”) and to vote on matters that are properly presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?

Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?

If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Andrew L. Asher, the Company’s Chief Financial Officer, and Blair W. Todt, the Company’s Secretary, or such other individuals as the Board may later designate, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Eastern Time, May 25, 2016, in the Renaissance Center building at WellCare’s corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634. Signs will be posted to direct stockholders to the meeting room in the Renaissance Center, as well as to parking which will be available in front of the building located at 8735 Henderson Road or in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com. The Availability Notice also tells you how to access your proxy card to vote on the Internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

8.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 28, 2016. Holders of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

9.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 44,251,482 shares of our common stock issued and outstanding on the record date. Therefore, at least 22,125,742 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.

10.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a stockholder of the Company at the close of business on the record date of March 28, 2016.

11.	What is the difference between a registered stockholder and a beneficial owner?

Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of those shares, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

12.	How many votes am I entitled to per share?

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes.

13.	Who will count the vote?

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) was appointed by our Board of Directors to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com.

14.	How do I cast my vote?

Registered stockholders: There are four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by 11:59 p.m. Eastern Time on May 24, 2016;

•	Vote by telephone at 1-800-690-6903 using the control number provided to you by 11:59 p.m. Eastern Time on May 24, 2016;

•

If you received a proxy card, complete and properly sign, date and return it in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or

•	Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares by 11:59 p.m. EDT on May 24, 2016;

•	Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);

•

Complete and properly sign, date and return a voting instruction form from the institution holding your shares. Please allow sufficient time for your instructions to be received by the institution before the Annual Meeting; or

•	Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

Please contact the institution holding your shares for additional information, including their deadlines for voting.

15.	What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?

Proposal 1: Each director will be elected by a majority of votes cast, which means a majority of the votes actually cast “for” or “against” the particular director, whether in person or by proxy.

Proposals 2 and 3: Proposals 2 and 3 will pass with the votes of a majority of the voting power present or represented by proxy. The voting power present or represented by proxy means the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast. Accordingly, a broker non-vote will have no effect on the vote outcome of any proposal.

Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal. Therefore, abstentions will have no effect on Proposal 1; for all other proposals, abstentions have the same effect as an “against” vote.

Discretionary voting by brokers will be permitted by the New York Stock Exchange (“NYSE”) only in connection with Proposal 2. Discretionary voting is explained in the answer to Question 16.

16.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2 and 3; and in the discretion of the proxy holders as to any other matters that arise at the Annual Meeting.

Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.” Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the three proposals scheduled to be presented at the Annual Meeting, only Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1 and 3, and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals. As a result, they will have no effect on the outcome of any vote.

17.	Can I change my mind after I submit my proxy?

Yes; if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the applicable deadline for the votes to be tabulated at the Annual Meeting;

•	signing another proxy card with a later date and mailing it for receipt prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

If you are a beneficial owner of our stock you must obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

18.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC’s website at www.sec.gov or on our website at www.wellcare.com. In addition, we will also post voting results online at www.wellcare.com/stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?

This proxy solicitation is being sent on behalf of our Board of Directors and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses incurred in sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?

You may call Investor Relations at (813) 206-6958, e-mail Investor Relations at investorrelations@ wellcare.com or call the Office of the Secretary at (813) 206-1393.

Proposals to be Voted on at the Annual Meeting

Proposal 1: Election of Directors

Nine individuals have been nominated for election at the 2016 Annual Meeting of Stockholders, each to hold office until the 2017 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. All our nominees listed below are currently directors of the Company and were elected at the 2015 Annual Meeting of Stockholders.

Under our certificate of incorporation and our bylaws, our Board of Directors sets the number of directors who may serve on the Board of Directors through resolutions adopted by at least a majority of the directors then in office. The size of our Board of Directors is currently set at 10 directors. D. Robert Graham, a current director, will not stand for re-election at the 2016 Annual Meeting of Stockholders and his term will end as of the date of the 2016 Annual Meeting of Stockholders. As a result, the Board has determined that the number of directors will be reduced to nine members upon the expiration of Senator Graham’s term at the 2016 Annual Meeting. Proxies cannot be voted for a greater number of directors than the nine nominees named in this Proxy Statement.

Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the election of all the director nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the holders of proxies may vote for the election of such other person as may be recommended by the Board of Directors. In accordance with our bylaws, directors must receive a majority of the votes cast on this proposal to be elected.

Qualifications

The Board evaluates each director candidate on his or her individual merits and values many different types of contributions. However, the Board considers the following to be key attributes for Company directors:

Leadership / Executive Experience: The Board believes experience in executive and other leadership roles is valuable to the Company in connection with setting goals and strategy. This type of expertise includes experience with strategic transactions, enterprise risk management, other public companies, restructuring and leadership. This expertise is important to help the Company optimize its operations and in connection with the evaluation of potential acquisitions and other strategic transactions. Directors with leadership experience also help us prioritize and anticipate challenges before we encounter them.

Financial Expertise: The Board believes financial expertise is vital for the Board to perform its oversight responsibilities. Financial management experience and expertise with accounting and control processes are examples of financial expertise. Directors with financial expertise are able to review the Company’s financial statements and business plans critically and can offer valuable guidance in connection with our financing activities.

Industry Experience: Our industry is complex and rapidly evolving. Industry experience includes expertise with health care operations, health care technology, insurance and other experience. Directors with industry experience help the Company to stay abreast with industry best practices and innovations and help us to benchmark our practices against those of our competitors.

Government / Regulatory Expertise: As a company that specializes in offering health care plans to government programs, we are highly regulated at both the state and the federal levels. Directors with government, compliance and regulatory expertise help us to identify risks and have valuable insight as we evaluate new government programs and the regulatory landscape in which we operate.

The Board of Directors recommends a vote FOR each nominee.

Information as of March 28, 2016 related to each of the nominees for director is set forth on the following pages:

Richard C. Breon

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•   President and Chief Executive Officer, Spectrum Health System

•   Former President and Chief Executive Officer, Mission Health System, Inc.

•   Former President and Chief Executive Officer, Mercy Hospital

Tenure: Mr. Breon has served as a director of WellCare since 2013.

Age: 65

Experience: Since August 2000, Mr. Breon has been the President and Chief Executive Officer of Spectrum Health System, a non-profit managed care health care organization based in West Michigan. Prior to that, he served as President and Chief Executive Officer of Mission Health System, Inc./St. Mary’s Medical Center in Evansville, Indiana, from 1995 to August 2000. Prior to that, Mr. Breon served as President and Chief Executive Officer of Mercy Hospital in Iowa City, Iowa, from 1989 to 1995. Mr. Breon serves on the West Michigan Regional Air Alliance, a non-profit promoting commercial air travel in West Michigan. Mr. Breon also serves as the Chair for The Right Place, Inc., a regional non-profit economic development organization.

Education:	• Master of Arts in Hospital and Health Administration, the University of Iowa • Bachelor of Science, Iowa State University

Kenneth A. Burdick

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•    Chief Executive Officer, WellCare Health Plans, Inc.

•    Former President and Chief Executive Officer, Blue Cross and Blue Shield of Minnesota

•    Former Chief Executive Officer, Medicaid Division and Chief Executive Officer, MHNet, for Coventry Health Care

•    Former Chief Executive Officer, UnitedHealthcare Group’s Secure Horizons and Commercial Business

Tenure: Mr. Burdick has served as a director of WellCare since 2014.

Age: 57

Experience: Mr. Burdick joined WellCare in January 2014 as president, national health plans, was promoted to president and chief operating officer in June 2014, and named Chief Executive Officer on January 1, 2015. Mr. Burdick previously served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota, a non-profit health plan, from February 2012 to July 2012. From August 2010 to February 2012, Mr. Burdick served as Chief Executive Officer of the Medicaid and Behavioral Health (MHNet) businesses of Coventry Health Care, Inc., a health care services company. Prior to that, from October 1995 to May 2009, Mr. Burdick was with UnitedHealth Group, Inc., a diversified health and well-being company, serving in the following positions: from May 2008 to May 2009, he was the Chief Executive Officer of Secure Horizons, a Medicare business; from November 2006 to May 2008, he was the Chief Executive Officer of UnitedHealth’s Commercial Business; from April 2004 to November 2006, he was Chief Executive Officer of UnitedHealth’s Southwest Region and President of UnitedHealth Public Sector; from January 2000 to April 2004 he was the Chief Executive Officer of UnitedHealthcare of Arizona, Inc. Prior to that, he was the head of the national underwriting organization for all lines of business and the general manager of the central Texas operation of UnitedHealth Group.

Education:	• Juris Doctorate, University of Connecticut School of Law • Bachelor of Arts, Amherst College

Carol J. Burt

Principal Qualifications:

Leadership / Executive Experience

•    Former Senior Vice President, Corporate Finance and Development, WellPoint, Inc. (now Anthem, Inc.)

Financial Expertise &

Industry Experience

•    Former Senior Vice President, Corporate Finance and Development, WellPoint, Inc. (now Anthem, Inc.)

•    Former Senior Vice President, Finance and Treasury, American Medical Response, Inc.

•    Former Managing Director and head of the Healthcare Investment Banking Group of Chase Securities (now JP Morgan Chase)

Tenure: Ms. Burt has served as a director of WellCare since 2010.

Age: 58

Experience:    Ms. Burt, principal of Burt Hilliard Investments, is a private investor with more than 30 years of experience in operations, strategy, corporate finance and investment banking. Ms. Burt has served as a member of the operating council of Consonance Capital Partners, a New York-based private equity firm focused on the health care industry, since January 2013. Ms. Burt was formerly an executive of WellPoint, Inc. (now Anthem, Inc.), where she served from 1997 to 2007, most recently as WellPoint’s Senior Vice President, Corporate Finance and Development. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her. Before joining WellPoint, Ms. Burt was Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now JP Morgan Chase) most recently as founder and head of the Health Care Investment Banking Group.

Education:	• Bachelor of Business Administration, the University of Houston

Other Public Company Boards: Since 2011, Ms. Burt has served as a director of Envision Healthcare Holdings, Inc., a company providing integrated facility-based physician services, medical transportation services and comprehensive patient care management, where she serves on the audit, finance and executive committees and chairs the nominating and governance committee. Since 2013, she has also served as a director of ResMed Inc., a medical technology company specializing in equipment to treat sleep-disordered breathing and other chronic diseases, where she serves on the audit committee. From 2011 until 2013 she served as a director of Vanguard Health Systems, Inc., an operator of integrated health care delivery networks, where she served on the audit and compliance committee and in 1997 she served on the board of Transitional Hospitals Corporation, an operator of acute care and psychiatric hospitals, where she served on the audit, compensation and government relations committees.

Roel C. Campos

Principal Qualifications:

Government / Regulatory Expertise

•    Partner, Hughes Hubbard & Reed LLP (law practice focuses on securities regulation, corporate governance and securities enforcement)

•    Former member, Presidential Intelligence Advisory Board

•    Former Commissioner, U.S. Securities and Exchange Commission (“SEC”)

•    Former federal prosecutor

Financial Expertise

•    Member, Advisory Board for the Public Company Accounting Oversight Board

•    Has advised accounting clients

•    As a former SEC Commissioner, has evaluated and judged accounting matters for possible enforcement actions by the SEC

Tenure: Mr. Campos has served as a director of WellCare since 2013.

Age: 67

Experience: Mr. Campos is a partner with the law firm of Hughes Hubbard & Reed LLP, which he joined in March 2016. He practices in the areas of securities regulation, corporate governance and securities enforcement. He had previously been a partner in the law firm of Locke Lord LLP from April 2011 to February 2016. Before that, he was a partner in the law firm of Cooley LLP from September 2007 to April 2011. Earlier, he received a presidential appointment and served as a Commissioner of the SEC from 2002 to 2007. Prior to serving with the SEC, Mr. Campos was a founding partner of a Houston-based radio broadcaster. Earlier in his career, he practiced corporate law and later served as a federal prosecutor in Los Angeles, California. He also served as an officer in the US Air Force. He serves as a member of the Advisory Council of Balyasny Asset Management, LLP, a registered investment fund. He is also a director of Paulson International Ltd., a privately-held, Cayman-based hedge fund and a director of a private registered broker-dealer, Liquidnet Holdings, Inc. From 2009 to 2013, Mr. Campos served with the former Secretary of Defense, Charles Hagel, and other national intelligence experts on the Presidential Intelligence Advisory Board. Mr. Campos also serves on the Advisory Board for the Public Company Accounting Oversight Board and serves on various non-profit boards.

Education:	• Juris Doctorate, Harvard Law School • Master of Science in Business Administration, the University of California, Los Angeles • Bachelor of Science, United States Air Force Academy

Other Public Company Boards: Mr. Campos has been a director of Regional Management Corp., a NYSE-listed specialty consumer finance company, since March 2012.

Kevin F. Hickey

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•   Principal, HES Advisors, Inc.

•   Former President, D2Hawkeye, Inc.

•   Founder and former Chairman, IntelliClaim, Inc.

•   Former Executive Vice President, Operations and Technology, Oxford Health Plans, Inc.

•   Former Senior Vice President, US Operations, Aetna Health Plans

•   Former Executive Vice President, Oxford Health Plans

•   Former Senior Vice President, Eastern U.S., Lincoln National Life Health Plans

•   Former Chairman, Health Plans of America, Inc.

•   Former Vice President of Development and General Counsel, MetLife Health Care

•   Former director, Healthaxis, Inc.

Tenure: Mr. Hickey has served as a director of WellCare since 2002.

Age: 64

Experience: Since 1983, Mr. Hickey has served as Principal and Director of HES Advisors, Inc., a strategic advisory firm serving the health care industry. From 2006 to 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth). From 2008 to 2012, Mr. Hickey served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics. Mr. Hickey also serves as a director for 3WON, Inc., a privately-held credentialing verification organization. Mr. Hickey previously served as a director of DiagnosisOne, a privately-held health care technology company, from 2011 to 2012, when it was acquired by Alere Inc. He was also Founder and Chairman of IntelliClaim, Inc., a privately-held health care technology company, from 1999 until 2005, when it was acquired by McKesson, Inc. He also serves as the Chairman of the Board of Trustees for Nantucket Cottage Hospital in Nantucket, Massachusetts and a member of advisory boards for Peloton Equity, LLC and Arcadia Healthcare Solutions.

Education:	• Juris Doctor, Loyola University Chicago, School of Law • Masters of Health Services Administration, the University of Michigan • A.B., Harvard College

Other Public Company Boards: From 2000 until 2007, Mr. Hickey served on the board of directors of Healthaxis Inc., a health care technology company.

Christian P. Michalik

Principal Qualifications:

Financial Expertise

•   Managing Director, Kinderhook Industries

•   Served on numerous audit committees

Industry Experience

•   Managing Director, Kinderhook Industries (numerous health care company investments)

•   Chairman, Stratus Video, Inc.

•   Chairman, E4 Health Care, Inc.

•   Chairman, Global Health Inc.

Tenure: Mr. Michalik has served as a director of WellCare since 2002 and Chairman since 2015.

Age: 47

Experience: Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. Mr. Michalik has significant investment experience in the health care sector and currently is Chairman of several private specialized health care service companies, including Stratus Video, Inc., E4 Health Care, Inc. and Global Health Inc.

Education:	• Master of Business Administration, Harvard Business School • Bachelor of Arts, Yale College

Glenn D. Steele, Jr., M.D.

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•   Chairman, xG Health Solutions

•   Former President and Chief Executive Officer, Geisinger Health System

•   Former President and Chief Executive Officer, Deaconess Professional Practice Group

Other Industry Experience

•   Former practicing surgeon

•   Former Dean, Pritzker School of Medicine

Tenure: Dr. Steele has served as a director of WellCare since 2009.

Age: 71

Experience: From March 2001 until June 2015, Dr. Steele served as the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania. Since January 2013, he has served as the Chairman of the board of directors of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System. Dr. Steele has also served on the board of directors of Ingenious Med, Inc., a privately held healthcare solutions company, since July 2015.

Education:	• Docent, Lund University • Doctor of Medicine, New York University School of Medicine • Bachelor of Arts, Harvard College

Other Public Company Boards: Since April 2011, Dr. Steele has served on the board of directors of Cepheid Inc., a NASDAQ-listed molecular diagnostics company that develops, manufactures and markets molecular systems and tests, where he currently serves on the compensation and organizational development committee. Dr. Steele has also served on the board of directors of PTC Therapeutics, Inc., a NASDAQ-listed biopharmaceutical company, since June 2015. From 2009 to 2015, Dr. Steele served on the board of directors of Weis Markets, Inc.

William L. Trubeck

Principal Qualifications:

Leadership / Executive Experience &

Financial Expertise

•   Former Executive Vice President and Chief Financial Officer, H&R Block, Inc.

•   Former Executive Vice President and Chief Financial Officer, Waste Management, Inc.

•   Former Senior Vice President and Chief Financial Officer, International Multifoods, Inc.

Tenure: Mr. Trubeck has served as a director of WellCare since 2010.

Age: 69

Experience: Mr. Trubeck formerly served as Executive Vice President and Chief Financial Officer of H&R Block, Inc., a NYSE-listed tax services provider, from 2004 to 2007. In addition to service as a director of YRC Worldwide from 1994 to 2011, Mr. Trubeck served as interim Chief Financial Officer of the Company from March 2011 to July 2011. Mr. Trubeck currently serves as a director of Custom Ecology, Inc., a privately-held waste hauling company, and served from 2010 to 2014 as a director of EQ Holdings, Inc., a privately-held industrial waste management company.

Education:	• Master of Business Administration, University of Connecticut
• Bachelor of Arts, Monmouth College

Other Public Company Boards: Mr. Trubeck served as a director of YRC Worldwide, Inc. from 1994 until July 2011 and was chair of the audit/ethics committee. He also previously served as a director of Dynegy, Inc., a wholesale power, production and ancillary services company, from April 2003 to June 2011 and also served as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006 to 2007, where he also served as a member of the audit committee.

Paul E. Weaver

Principal Qualifications:

Leadership / Executive Experience &

Financial Expertise

•   Former Vice Chairman, PricewaterhouseCoopers, LLP

•   Former Chairman, Global Technology and Infocomm, PricewaterhouseCoopers, LLP

Industry Experience

•   Director, AMN Healthcare Services, Inc.

Tenure: Mr. Weaver has served as a director of WellCare since 2010.

Age: 70

Experience:     Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP. Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006.

Education:	• Master of Business Administration, University of Michigan
• Bachelor of Science, Elizabethtown College

Other Public Company Boards: Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a NYSE-listed health care staffing and management services company, since 2006 and currently serves as the chair of AMN’s audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director of Unisys Corporation, a NYSE-listed information technology company, where he also serves as chairman of the board and chair of the audit committee. Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as Dex Media, Inc., a media advisory company, from 2006 until 2010, where he also served as chair of the audit committee and a member of the compensation committee.

Proposal 2:    Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte has served as the Company’s independent registered public accounting firm since prior to its initial public offering in 2004, including for the fiscal year ended December 31, 2015. As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of Deloitte, the Audit and Finance Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte. We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote FOR this proposal.

Audit, Audit-Related, Tax and Other Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees(1)	$3,396,799	$3,901,025
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)

The audit services billed by Deloitte in 2015 and 2014 include services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting and the review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, review of our registration statements on Forms S-8 and S-3, regulatory filings and similar engagements.

Audit and Non-Audit Services Pre-Approval Policy

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit and Finance Committee must follow when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.

Prior to engagement, the Audit and Finance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit and Finance Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Finance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Finance Committee chairperson, provided the chairperson reports any pre-approval decision to the Audit and Finance Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2015 and 2014 fees described above were pre-approved by the Audit and Finance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Proposal 3:   Advisory Vote on Compensation of the Company’s Named Executive Officers

The stockholders have the opportunity at the Annual Meeting to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in the Company’s 2016 Proxy Statement, is hereby APPROVED.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue and will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. Stockholders who want to communicate with our Board should refer to “Communication with Directors” in this proxy statement for additional information.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

At the 2011 Annual Meeting of Stockholders held on May 25, 2011, stockholders indicated that they prefer an annual Say-on-Pay vote. Therefore, stockholders will next have an opportunity to vote on a Say-on-Pay proposal at the 2017 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR this proposal.

Other Matters

The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees. Among other things, the Corporate Governance Guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. They also set forth certain rights of the Board, such as the power of the Board and each of its committees to engage independent legal, financial and other advisors as they may deem necessary without the approval of any officer of the Company. The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of overseeing the business and affairs of the Company. In particular, the guidelines address meeting attendance and participation, other directorships and new director orientation. The guidelines also contain the Board’s Majority Vote Policy, which requires a director to tender a conditional resignation in the event he or she fails to receive a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. Each of the director nominees has executed a director resignation letter in the form attached to the Corporate Governance Guidelines, which will serve as a tender of resignation if the director fails to receive the required vote in an election, subject to acceptance by our Board. The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines are available on our website at www.wellcare.com. Alternatively, any stockholder may request a printed copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.

Director Independence

WellCare’s Corporate Governance Guidelines provide that at least a majority of the members of our Board must meet the independence criteria contained in the listing standards of the NYSE. In addition, each member of the Board’s Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee (also known as the “NCG Committee”) must be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with or would preclude a determination that the director is independent. In making independence determinations, the Board applies the standards of the NYSE in addition to any other relevant laws, rules, regulations, facts and circumstances.

Under the standards discussed above, based upon recommendations from the NCG Committee, the Board has determined that, with the exception of Mr. Burdick, our Chief Executive Officer, all of its current members are independent including each member of the Audit and Finance Committee, the Compensation Committee and the

NCG Committee. In making these determinations, the Board considered the recommendations of the NCG Committee as well as the following relationships:

•

Ms. Burt is currently a director of Envision Healthcare Holdings, Inc. (“Envision”). Envision receives payments from the Company for health care services rendered to members of the Company’s plans. The Board has reviewed the relevant facts regarding this relationship, including the routine nature of such payments and the fact that the Company has been paying claims to Envision since before Ms. Burt was a director of WellCare or of Envision. Following this review, our Board concluded that this relationship does not impair Ms. Burt’s independence under the standards discussed above.

•

Senator Graham and his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida for which we paid approximately $175,628 in lease payments during 2015. The Board concluded that this relationship does not impair Senator Graham’s independence. In addition, we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules impose additional independence and qualification standards on the members of our Audit and Finance Committee and our Compensation Committee.

Under the standards applicable to our Audit and Finance Committee, in addition to meeting the definition of independence applicable to all directors, each member of the committee is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company. The Board has determined that each member of the Audit and Finance Committee satisfies these additional standards.

With respect to our Compensation Committee, NYSE rules provide that before appointing a director to the committee, the Board must determine whether a director has a relationship with us that would be material to his or her ability to be independent from management in connection with the duties of the Compensation Committee. In making this evaluation, the Board must consider all relevant factors, such as the source of the director’s compensation and whether he or she is affiliated with us. The Board has determined that each member of the Compensation Committee satisfies these additional standards.

Board Committees

The Board of Directors has established the following standing committees: Audit and Finance Committee, Compensation Committee, NCG Committee, Health Care Quality and Access Committee, Information Technology Oversight Committee and Regulatory Compliance Committee. The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com.

All members of our committees, including the members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee, are independent directors under the corporate governance rules of the NYSE. In addition, all members of our Audit and Finance Committee are independent directors under the SEC rules for audit committees and are financially literate under the NYSE corporate governance rules. Members of our Compensation Committee meet the additional independence standards for compensation committees under the NYSE corporate governance rules.

The table below shows membership as of March 28, 2016 in our standing committees and the number of meetings of each committee held in 2015.

	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health Care Quality and Access Committee	Information Technology Oversight Committee	Regulatory Compliance Committee
Richard C. Breon				X	X	X
Kenneth A. Burdick
Carol J. Burt	X	Chair	X
Roel C. Campos				X		X
D. Robert Graham				X		X
Kevin F. Hickey		X		X	Chair
Christian P. Michalik, Chairman	X		Chair
Glenn D. Steele, Jr., M.D.		X	X	Chair
William L. Trubeck	X					Chair
Paul E. Weaver	Chair	X
# of meetings in 2015	9	6	5	5	7	6

Standing Committees

Audit and Finance Committee

The principal purpose of the Audit and Finance Committee is to assist the Board in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the performance of our internal audit function and (iv) the Company’s financial matters. The Audit and Finance Committee also evaluates the qualifications and independence of, and appoints, our independent registered public accounting firm. Further, the Audit and Finance Committee approves the compensation of our independent registered public accounting firm and oversees the services provided by it, including by reviewing the plans and results of the audit engagement. All audit, audit-related, tax and other services provided by our independent registered public accounting firm must be pre-approved by the Audit and Finance Committee before they are performed. In its financial oversight role, the Audit and Finance Committee oversees the Company’s investment policies and strategy, any equity transactions the Company may enter, significant capital expenditures and similar matters. The Audit and Finance Committee also coordinates with our Regulatory Compliance Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.

The Board has determined that each of the current members of the Audit and Finance Committee is financially literate as well as an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K and each has accounting or related financial management expertise. In addition, all members of the Audit and Finance Committee meet the independence requirements prescribed by the NYSE and the audit committee independence requirements prescribed by the SEC. For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One: Election of Directors” above.

Pursuant to the terms of the Audit and Finance Committee Charter, no member of our Audit and Finance Committee is permitted to serve on the audit committees of more than two other public companies at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Audit and Finance Committee. As no member of the Audit and Finance Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.

Compensation Committee

The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and the Board of Directors, including reviewing and approving the base salary, incentive awards and other elements of compensation and other significant terms of employment, of our executive officers; and reviewing and making recommendations with respect to incentive compensation plans, equity-based plans and director compensation. The Compensation Committee reviews and discusses the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation to the Board regarding the inclusion of the CD&A in our proxy statement. The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.

Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or associate of the Company or from any outside legal expert or other advisor. Pursuant to this authority, the Compensation Committee has engaged a compensation consultant, Cook & Co. For additional information, please see “Compensation Consultant” below. The charter also provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of our plans or programs. The Compensation Committee may delegate authority to committees consisting of associates when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.

The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on not less than an annual basis. The Compensation Committee works closely with its compensation consultant when evaluating Board and committee fees as well as the value of equity awards, if any, to be awarded to our directors.

All members of the Compensation Committee meet the independence requirements prescribed by the NYSE and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and the compensation consultant, is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines and any subsequent amendments to the Board for adoption. The NCG Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees. The NCG Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement. The NCG Committee believes the current directors represent a balance between accounting, operational, security and risk management, technological, industry and regulatory experience and are positioned to continue the Company’s efforts to create an organizational culture that strikes an appropriate balance among the Company’s obligations to its stockholders, members and government customers. The NCG’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.” The NCG Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers, and for oversight of our efforts to comply with NYSE corporate governance listing requirements.

All members of the NCG Committee meet the independence requirements prescribed by the NYSE.

Health Care Quality and Access Committee

Health care quality and access is a critical part of the Company’s mission to provide quality, cost-effective health care solutions and to enhance the health and quality of life of the members of our health plans. Health care quality, in particular, is becoming increasingly important to the Company in other ways as our government clients are increasingly using measures of quality to assign members to our plans and to determine the premiums payable to us. The principal purpose of the Health Care Quality and Access Committee is to assist the Board by reviewing and providing general oversight of our strategies relating to health care quality and access for our members. The Health Care Quality and Access Committee also works with the Compensation Committee in connection with setting performance measures for our associates to help ensure the appropriate focus on this important element of the services we provide.

Information Technology Oversight Committee

Information technology has always been a critical element of effective managed care operations and its importance is only increasing. The focus of the Information Technology Oversight Committee is to oversee our major information technology projects, act as a “sounding board” for senior management with respect to our information technology strategy and assist the Audit and Finance Committee in its oversight of our disaster recovery capabilities. The Board believes this committee ensures that our information technology strategy and projects are aligned with our broader strategy.

Regulatory Compliance Committee

WellCare does business in a highly regulated industry and is subject to additional government oversight as a provider of health plans under government-sponsored health programs. The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies. Among other things, the Regulatory Compliance Committee’s oversight of our compliance program includes overseeing our performance under the Corporate Integrity Agreement between WellCare and the Office of Inspector General of the U.S. Department of Health & Human Services.

Board and Committee Meetings and Annual Meeting Attendance

During 2015, the Board of Directors held a total of 8 meetings. During 2015, all directors attended at least 89% of the aggregate number of meetings of the Board and all committees on which the director served held during the period in which the director served. Average meeting attendance by all current directors serving during 2015 was 97.5%. As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All current directors attended the 2015 Annual Meeting and we currently expect that most of the director nominees will be in attendance at the 2016 Annual Meeting.

Board Leadership Structure

The Board has adopted a policy that the positions of Chief Executive Officer and Chair of the Board shall be held by different individuals. This policy will continue unless the Board affirmatively determines, based on the facts and circumstances and acting in its business judgment, that it is in the best interest of the Company for the positions to be held by a single individual. As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interest of the Company for the Board to evaluate this policy and make a determination when it elects a Chief Executive Officer.

Since March 2015, Christian P. Michalik has served as our independent, non-executive Chair. Previously, David J. Gallitano served as our Chair while also serving as our interim Chief Executive Officer from October 2013 to

January 2015. The Board’s decision to appoint one individual to both positions during that period was necessary based on prevailing facts and circumstances and was intended to be temporary while the Board sought to appoint a permanent Chief Executive Officer. Mr. Gallitano continued to serve as our Chair until March 2015. From October 2013 to March 2015, Mr. Michalik served as our independent Lead Director. As Lead Director, Mr. Michalik presided over executive sessions or meetings of the independent directors and acted as a liaison among the independent directors and with management.

The Board of Directors believes that its current policy and practice of having the positions of Chief Executive Officer and Chair of the Board held by different individuals provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both individuals.

The Board believes that, under its current structure, our independent directors provide effective oversight of management. The independent directors regularly meet in executive sessions and having an independent Chair further strengthens this oversight.

Director Nomination Process

The NCG Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties. The NCG Committee may also retain a third-party search firm to identify candidates from time to time, especially when the NCG Committee is seeking a candidate with specific skills or qualifications.

Stockholders can recommend a prospective nominee for the Board by writing to our Secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate. See “Stockholder Proposals” below for additional information.

The NCG Committee’s assessment of a candidate’s qualification for Board membership includes, among other things, the following criteria:

•	The fit of the candidate’s skills, experience and background with those of other directors in maintaining an effective, collegial and responsive Board;

•	Diversity;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other relevant industries;

•

The ability, working capacity and willingness of the candidate to devote sufficient time to serve on the Board and committees of the Board, particularly in light of a candidate’s principal occupation or other outside professional responsibilities; and

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board.

In addition, in accordance with the Company’s Corporate Governance Guidelines, the Board will nominate for election as director only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected as director, two resignations. The first resignation would be effective upon the director’s failure to receive the required vote at any future meeting at which he or she faces re-election and Board acceptance of such resignation. The second would be effective in the event the director is excluded from participation in federal health care programs, assessed a civil monetary penalty under the Social Security Act and/or found guilty of or pled no contest to a felony, in any such case provided that the Board accepts the resignation.

The NCG Committee and the Board do not have a formal policy addressing the diversity of the Board. As stated in our Corporate Governance Guidelines, the NCG Committee and the Board consider diversity as one of many factors when selecting a new director. The NCG Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin. Accordingly, the NCG Committee and the Board seek to identify candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the existing Board and contribute to a robust dialogue on the Board.

In 2016, the Board adopted a mandatory retirement age for directors. No person may stand for election to the Board at the next annual meeting of stockholders after he or she has attained the age of 75. A director may complete his or her term in which the director turned 75.

The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications. The NCG Committee’s process for evaluating candidates for director is the same no matter who makes the recommendation.

Once the NCG Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the NCG Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the NCG Committee determines it is appropriate to proceed, the NCG Committee or other members of the Board will generally interview the prospective nominee. The NCG Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the NCG Committee or the Board deems appropriate.

Following this evaluation, if the NCG Committee believes that the candidate is qualified for nomination, generally the NCG Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board. All of our nominees for re-election to the Board at the 2016 Annual Meeting were recommended to the Board by the NCG Committee and approved by the Board for nomination.

Board Oversight of Risk Management

The Board is responsible for oversight of enterprise-wide risk management (or “ERM”). The Board has delegated administrative governance of the ERM process to the Audit and Finance Committee. However, each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.

The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies. The Company’s process for the evaluation of risk is based on the Committee of Sponsoring Organizations (“COSO”) ERM framework. The primary goals of the ERM program are to enhance management’s ability to identify and assess the Company’s current risk status, improve management’s strategic and operational decision making ability and provide clear and timely communication of cross-functional risks to management and the Board of Directors. The ERM process is facilitated by the Company’s Internal Audit department. An ERM Committee, comprised of senior leaders within the Company, meets at least quarterly to review and assess the risks identified by the Company’s ERM process. The ERM process is an active process and is continually enhanced and updated.

The Company’s Internal Audit department provides a quarterly ERM report to the Audit and Finance Committee; the Audit and Finance Committee then reports to the Board. Each standing Board committee receives a quarterly update regarding the top risks from the Company’s ERM process that align with that committee’s oversight responsibilities. Each committee reports to the Board any significant issues relating to the relevant risk areas.

The principal areas of focus for ERM of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members deem appropriate.

Board or Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures.

Audit and Finance Committee

Risks and exposures associated with financial matters, particularly financial reporting, accounting, disclosure and compliance, internal control over financial reporting, financial policies, capital structure investment guidelines and liquidity matters. Oversight of operational risk.

Compensation Committee	Risks and exposures associated with leadership assessment and executive and non-executive compensation programs and arrangements, including incentive plans.
Nominating and Corporate Governance Committee

Risks and exposures relating to the Company’s programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements; corporate governance and director independence; and director and senior management succession planning.

Health Care Quality and Access Committee	Risks and exposures associated with quality and access issues relating to health care delivery and related activities.
Information Technology Oversight Committee

Risks and exposures associated with the quality and effectiveness of the Company’s information technology programs; supports the Audit and Finance Committee in its review and oversight of information technology risks and internal controls.

Regulatory Compliance Committee	Risks and exposures associated with regulatory requirements and the Company’s associated regulatory compliance programs.

Director Compensation

2015 Director Fees

The Company compensates its non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Annual retainers are payable in four equal quarterly installments. Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.

The table below and the following paragraphs summarize the annual cash payment structure for our non-employee directors and committee members during 2015 as well as changes to the structure made during 2015:

Director Fees
Board Retainer (Base)	$ 90,000
Audit and Finance Committee Chair Retainer	$ 35,000
Audit and Finance Committee Non-Chair Member Retainer	$ 20,000
Compensation Committee Chair Retainer	$ 22,000
Compensation Committee Non-Chair Member Retainer	$ 12,000
Retainer for Serving as the Chair of Other Committees(1)	$ 18,000
Retainer for Serving as a Non-Chair Member of Other Committees(1)	$ 8,000
Chair of the Board Retainer(2)	$250,000/$150,000(3)
Lead Director Retainer	$ 30,000

(1)	These retainers are for the NCG Committee, the Regulatory Compliance Committee, the Health Care Quality and Access Committee and the Information Technology Oversight Committee.
(2)	This additional retainer is paid only to a non-executive Chair.
(3)

The additional annual retainer for the non-executive Chair of the Board is $250,000 for the year of service following the director’s assumption of duties as non-executive Chair. After that year, the additional annual retainer decreases to $150,000.

Mr. Burdick, our Chief Executive Officer, does not receive any additional compensation for his Board service. Likewise, Mr. Gallitano did not receive any additional compensation for his Board service while he served as our interim Chief Executive Officer. Following the termination of his service as interim Chief Executive Officer, Mr. Gallitano received compensation for his Board service, including for his former role as Chairman of the Board.

Other Components of Director Compensation

In addition to the fees described above, the Director Compensation Policy provides that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders’ meeting, receives an annual grant of restricted stock units pursuant to the terms and provisions of a restricted stock unit agreement and the Company’s incentive compensation plan. In 2015, the amount of the annual grant was approximately $165,000 (based on the closing price on the date of grant). Non-employee directors are provided the choice of receiving either restricted stock units or deferred stock units. Unless otherwise determined by the Compensation Committee, all such annual awards are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholders’ meeting.

Unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock units. New non-employee directors joining the Board at a time other than an annual meeting receive an initial award valued at an amount that is approximately $165,000 pro-rated for the number of days between the appointment or election date of the director and the anticipated date of the next annual meeting of stockholders. For example, had a non-employee director been appointed to the Board on March 1, 2016, the new director would have received an initial award of restricted stock units valued at approximately $38,425 ($165,000 pro-rated for 85 days, the days between the appointment and May 25, 2016, the expected date of the 2016 annual meeting of stockholders). A non-employee director joining the Board at an annual meeting receives an initial award valued at approximately $165,000. Initial equity awards to non-employee directors vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.

Under the provisions of the Director Compensation Policy, in 2015 we awarded approximately $165,000 of restricted stock units, or 2,056 units, to each of the non-employee directors serving on the Board on the date of our 2015 Annual Meeting of Stockholders.

All of our directors’ currently unvested restricted stock and/or restricted stock unit awards were issued under our current incentive plan, the 2013 Incentive Compensation Plan. Under the 2013 Incentive Compensation Plan any unvested awards will immediately vest upon a change in control.

We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors’ and officers’ liability insurance. We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation. These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.

Stock Ownership Guidelines

Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five times the base annual retainer payable to each non-employee director.

For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•

Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.

The value of a share of the Company’s common stock is calculated as of April 1st of each calendar year (a “Determination Date”) based on the average closing price of our common stock during the most recently completed fiscal quarter at the time of the calculation. Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year pursuant to the Ownership Requirement. If the value of the shares of our common stock decreases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.

In addition, in the event the annual retainer increases, each non-employee director has five years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

A non-employee director has until the first Determination Date following the fifth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement.

As of April 1, 2016, the most recent Determination Date under the stock ownership guidelines for non-employee directors, all non-employee directors have satisfied their Ownership Requirement.

Director Compensation Table

The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board of Directors in 2015 except Mr. Gallitano. From October 2013 until January 2015, Mr. Gallitano served as our interim Chief Executive Officer and did not receive any additional compensation related to his service on the Board of Directors during that time. The compensation he received in 2015, including the amount he received as a non-employee director from January 2015 – May 2015, is included in the Executive Compensation Table and related tables. Mr. Gallitano did not stand for re-election at the 2015 Annual Meeting of Stockholders.

Name	Fees Earned or Paid in Cash ($)	Stock Unit Awards(1) ($)	All Other Compensation ($)	Total ($)
Richard C. Breon	114,000	164,994(2)	—	278,994
Carol J. Burt	140,000	164,994(2)	—	304,994
Roel C. Campos	106,000	164,994(2)	—	270,994
D. Robert Graham	106,000	164,994(2)	—	270,994
Kevin F. Hickey	128,000	164,994(2)	—	292,994
Christian P. Michalik	378,000	164,994(2)	—	542,994
Glenn D. Steele, Jr., M.D.	128,000	164,994(2)	—	292,994
William L. Trubeck	128,000	164,994(2)	—	292,994
Paul E. Weaver	137,000	164,994(2)	—	301,994

(1)

The amounts included in the “Stock Unit Awards” column represent the full grant date fair value of restricted stock units granted to non-employee directors in 2015 calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that will be realized by the directors. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2015 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

(2)

On the date of the annual meeting of stockholders held on May 11, 2015, each incumbent non-employee director who was re-elected was granted an annual equity award of 2,056 restricted stock units or deferred stock units with a value of approximately $165,000 based on the closing price on the date of grant. This annual equity award was granted under the 2013 Incentive Compensation Plan and will vest in full on May 11, 2016; provided that any unvested restricted stock units will immediately vest upon a change in control.

The following table sets forth certain information regarding unvested stock awards for each individual who served as a non-employee member of our Board of Directors in 2015 except Mr. Gallitano. Mr. Gallitano served as our interim Chief Executive Officer and did not receive any additional compensation related to his service on the Board of Directors during that time. The compensation he received in 2015, including the amount he received as a non-employee director from January 2015 – May 2015, is included in the Executive Compensation Table and related tables. Mr. Gallitano did not run for re-election at the 2015 Annual Meeting of Stockholders. The information below is as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Richard C. Breon	741	(2)	57,954
	2,056	(3)	160,800
Carol J. Burt	2,056	(3)	160,800
Roel C. Campos	1,077	(4)	84,232
	2,056	(3)	160,800
D. Robert Graham	2,056	(3)	160,800
Kevin F. Hickey	2,056	(3)	160,800
Christian P. Michalik	2,056	(3)	160,800
Glenn D. Steele, Jr., M.D.	2,056	(3)	160,800
William L. Trubeck	2,056	(3)	160,800
Paul E. Weaver	2,056	(3)	160,800

(1)	Value based on $78.21 per share, which was the closing price of our common stock on the NYSE on December 31, 2015.

(2)

Upon his appointment to the Board on September 12, 2013, Mr. Breon was granted an initial award of 2,222 restricted stock units with a value of approximately $150,000 based on the closing price of our stock on the date of grant. This initial equity award was granted under our 2013 Incentive Compensation Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest upon a change in control.

(3)

These stock units (either restricted stock units or deferred stock units) vest in full on the earlier of May 11, 2016 or the date of our 2016 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest upon a change in control.

(4)	These shares vested on January 8, 2016.

The following table sets forth the number of shares of restricted stock and/or restricted stock units that vested and the value realized upon vesting of such shares, or the number of stock options exercised and the value realized upon exercise of the stock options, for each individual who served as a non-employee director in 2015 except Mr. Gallitano. Mr. Gallitano served as our interim Chief Executive Officer and did not receive any additional compensation related to his service on the Board of Directors during that time. The compensation he received in 2015, including the amount he received as a non-employee director from January 2015 – May 2015, is included in the Executive Compensation Table and related tables. Mr. Gallitano did not run for re-election at the 2015 Annual Meeting of Stockholders.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting(2) ($)
Richard C. Breon	2,708		230,344
Carol J. Burt	1,967	(3)	157,852	(3)
Roel C. Campos	3,044		242,719
D. Robert Graham	1,967		157,852
Kevin F. Hickey	1,967	(3)	157,852	(3)
Christian P. Michalik	1,967		157,852
Glenn D. Steele, Jr., M.D.	1,967		157,852
William L. Trubeck	1,967		157,852
Paul E. Weaver	1,967		157,852

(1)

Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(2)

Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date.

(3)	Of this amount, Ms. Burt and Mr. Hickey each elected to defer delivery of 1,967 shares, representing the full amount of the value realized by each on vesting.

Compensation Committee Interlocks and Insider Participation

During 2015, Ms. Burt and Messrs. Hickey, Steele and Weaver served as members of the Compensation Committee, with Ms. Burt serving as chairperson. None of these directors served as an officer or employee of the Company or any of its subsidiaries before or at the time he or she served on the Compensation Committee or had any relationship during 2015 that would require disclosure under Item 404 of SEC Regulation S-K. During 2015, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

Communication with Directors

The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed. Stockholders and other interested parties may contact our Chairman, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]

WellCare Health Plans, Inc.

8735 Henderson Road

Tampa, Florida 33634

Attn: Corporate Secretary

The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

In addition, our Board and Audit and Finance Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters. Both the Board and the Audit and Finance Committee communication procedures are available on our website at www.wellcare.com. As described in more detail in the procedures as posted on our website, we generally will not forward to the directors certain types of materials, such as communications that are primarily commercial in nature, relate to an improper or irrelevant topic or request general information regarding WellCare.

Code of Conduct and Business Ethics

Our Board has adopted a Code of Conduct and Business Ethics (the “Code of Conduct”) designed to support the Company’s commitment to the highest standards of business ethics and legal compliance. The Code of Conduct applies to members of our Board, our officers and all of our associates. It addresses matters such as conflicts of interest, compliance with laws and regulations, responding to government audits and investigations, political activities, keeping accurate books and records, company opportunities and safeguarding company assets. It also includes our non-retaliation policy and provides associates with guidance on how to report suspected violations of the law or of the Code of Conduct. Reports may be made anonymously.

In support of the principles contained in our Code of Conduct and to further reinforce a culture of compliance, the Company maintains an associate training program to educate associates about the Code of Conduct, our policies and procedures, our non-retaliation policy and similar issues related to compliance.

Our Code of Conduct is available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.

Audit and Finance Committee Report

The role of the Audit and Finance Committee is to assist the Board of Directors in the oversight of (i) the integrity of our financial statements; (ii) our compliance with legal, financial and regulatory requirements; (iii) the qualification and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and independent registered public accounting firm; and (v) our financial matters. The Audit and Finance Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit and

Finance Committee. As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management. The Audit and Finance Committee has the authority and responsibility for the retention and termination of our independent registered public accounting firm.

In performance of its oversight function, the Audit and Finance Committee has reviewed and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2015 with management and Deloitte & Touche LLP, our independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and replaced by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit and Finance Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

The members of the Audit and Finance Committee are advised by the independent registered public accounting firm, an expert in the fields of accounting and auditing, including in respect of auditor independence. Members of the Audit and Finance Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based upon the review and discussions described in this report, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. In addition, the Audit and Finance Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

The Audit and Finance Committee

Paul E. Weaver, Chairperson

Carol J. Burt

Christian P. Michalik

William L. Trubeck

Related Person Transactions

We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the NCG Committee must approve any transaction in which we participate that involves more than $120,000 and in which a related person has a direct or indirect material interest. However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of March 28, 2016. Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Employed Since

Kenneth A. Burdick	57	Chief Executive Officer	2014
Andrew L. Asher	47	Senior Vice President and Chief Financial Officer	2014
Lawrence D. Anderson	55	Senior Vice President and Chief Human Resources Officer	2010
Michael R. Polen	36	Senior Vice President, Operations	2005
Michael P. Radu	48	Senior Vice President, Clinical Operations and Business Development	2015
Blair W. Todt	48	Senior Vice President, Chief Legal and Administrative Officer and Secretary	2010
Michael C. Yount	40	Senior Vice President and Chief Compliance Officer	2011

Kenneth A. Burdick has served as our Chief Executive Officer since January 2015. From June 2014 to January 2015, Mr. Burdick served as our President and Chief Operating Officer. From January 2014 to June 2014, he served as our President, National Health Plans. Mr. Burdick previously served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota, a non-profit health plan, from February 2012 to July 2012. From August 2010 to February 2012, Mr. Burdick served as Chief Executive Officer of the Medicaid and Behavioral Health (MHNet) businesses of Coventry Health Care, Inc., a health care services company. Prior to that, from October 1995 to May 2009, Mr. Burdick was with UnitedHealth Group, Inc., a diversified health and well-being company, serving in the following positions: from May 2008 to May 2009, he was the Chief Executive Officer of Secure Horizons, a Medicare business; from November 2006 to May 2008, he was the Chief Executive Officer of UnitedHealth’s Commercial Business; from April 2004 to November 2006, he was Chief Executive Officer of UnitedHealth’s Southwest Region and President of UnitedHealth Public Sector; from January 2000 to April 2004 he was the Chief Executive Officer of UnitedHealthcare of Arizona, Inc. Prior to that, he was the head of the national underwriting organization for all lines of business and the general manager of the central Texas operation. He received his Bachelor’s Degree from Amherst College and his J.D. from University of Connecticut School of Law.

Andrew L. Asher has served as Senior Vice President and Chief Financial Officer since November 2014. He joined WellCare in August 2014 as Senior Vice President. He leads the Company’s financial activities, including financial and performance management, capital strategy and planning, accounting, actuarial, medical economics, investment management, corporate development and investor relations. Prior to joining WellCare, Mr. Asher was the Chief Financial Officer of Aetna’s Local and Regional Businesses, a position he held since May 2013 when his former employer, Coventry Health Care, was acquired by Aetna. Mr. Asher was with Coventry for 15 years, most recently as Senior Vice President, Corporate Finance. During his tenure with Coventry, he had responsibility for financial planning and analysis, investor relations, mergers and acquisitions, capital markets, treasury, real estate and procurement. He started his career with Deloitte & Touche LLP where he spent five years as an auditor and accountant serving clients including those in the managed care industry. Mr. Asher holds a Bachelor’s Degree in accounting from the University of Florida and a Master of Science in Taxation Degree from the University of Central Florida.

Lawrence D. Anderson joined us in October 2010 and serves as our Senior Vice President and Chief Human Resources Officer. Before joining WellCare, Mr. Anderson was the Senior Vice President of Human Resources for ValueOptions, a managed care company that specializes in management of behavioral health services, from October 2006 to October 2010. Prior to this, he served as Vice President of Human Resources at WellPoint, Inc. from November 1997 to May 2006. Mr. Anderson earned his Bachelor of Business Administration and Master of Industrial Relations Degrees from the University of Minnesota.

Michael R. Polen has served as Senior Vice President, Operations, since September 2013. He is responsible for member and provider operations, customer service, acquisition integration, information technology and related activities. Mr. Polen joined WellCare in May 2005. Before assuming his current position, he served as Vice President of Corporate Initiatives and Strategy. He also held positions as Senior Director of Health Plan Finance, Director of Health Plan Operations and Director of Health Business Planning and Analytics. Prior to joining WellCare, Mr. Polen held roles with JP Morgan Chase as Assistant Vice President of Treasury and Security Services and as Assistant Treasurer of Balance and Liquidity Management. Mr. Polen earned a Bachelor’s Degree in Decision and Information Science from the University of Florida and a Master of Business Administration from the University of South Florida.

Michael P. Radu joined WellCare in August 2015 as its Senior Vice President, Clinical Operations and Business Development. Mr. Radu was Chief Executive Officer for HealthEssentials, LLC, from July 2013 until he joined WellCare. In that role, Mr. Radu was responsible for the profits and losses of the company and led all departments through eight direct reports including finance, human resources, information technology, business development, operations and clinical. From September 1997 to July 2013, Mr. Radu was with UnitedHealth Group Incorporated, most recently as Chief Operating officer, Collaborative Care, Optum. He was responsible for profits and losses for all markets and led development and management of corporate medical functions such as practice management operations, sales/marketing, network development, medical management, quality and new market development and oversaw all other functions such as information technology, finance, human resources and product development. Prior to that role, Mr. Radu served as President, Southeast Region, for UnitedHealth Group, where he led Medicaid, CHIP and Medicare dual eligible health plans in six states. Mr. Radu earned a Bachelor’s Degree in Psychology at the University of California, Los Angeles and a Master of Business Administration from the University of Southern California.

Blair W. Todt has served as our Senior Vice President, Chief Legal and Administrative Officer and Secretary since December 2014. From November 2013 until December 2014, he served as our Senior Vice President, Chief Strategy and Development Officer. From April 2010 until November 2013, he served as our Senior Vice President and Chief Compliance Officer. Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010. From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.). Mr. Todt received his Bachelor’s Degree from The George Washington University and his Juris Doctorate from Brooklyn Law School.

Michael C. Yount has served as Senior Vice President and Chief Compliance Officer since April 2014. From April 2011 until April 2014, he served as our Vice President, Regulatory Compliance Counsel and Chief Privacy Officer. Prior to joining WellCare, he spent nine years with Rite Aid Corporation, first as Government Affairs Attorney from June 2002 to May 2006, then as Director, Government Affairs from May 2006 to December 2006, and ultimately as Vice President, Regulatory Law & Compliance Monitoring and Privacy Officer from January 2007 to May 2011. Prior to joining Rite Aid, he was an attorney with the Illinois Department of Professional Regulation. Mr. Yount holds a Bachelor’s Degree in pharmacy and a J.D., both from Ohio Northern University. He is admitted to the bars in Illinois and New Jersey and is a registered pharmacist in Illinois, Ohio and Pennsylvania.

Executive Compensation

Compensation Discussion and Analysis

Overview

We are a leading managed care company for government-sponsored health care coverage with a focus on Medicaid and Medicare programs. Under the leadership of our new management team, we are creating a culture of accountability with a focus on disciplined execution.

This section of the proxy statement explains our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion:

•	Kenneth A. Burdick, Chief Executive Officer;
•	David J. Gallitano, former Chairman of the Board and former Interim Chief Executive Officer;
•	Andrew L. Asher, Senior Vice President and Chief Financial Officer;
•	Blair W. Todt, Senior Vice President, Chief Legal and Administrative Officer and Secretary;
•	Michael R. Polen, Senior Vice President, Operations;
•	Lawrence D. Anderson, Senior Vice President and Chief Human Resources Officer; and
•	Steven E. Goldberg, M.D., former Senior Vice President and Chief Medical Officer.

A substantial percentage of the compensation we pay our named executive officers consists of performance-based compensation. Our Compensation Committee grants performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of operating and heath care quality goals. The Compensation Committee also uses benchmarking in connection with assessing and reviewing compensation for our executive officers to help ensure the Company remains competitive relative to its peers with respect to attracting and retaining qualified executives.

2015 Performance Highlights

•

Adjusted earnings per share for the year ended December 31, 2015 was $3.44, a 67% improvement compared to $2.06 for the same period in 2014, representing 125% of target performance for the financial measure under our 2015 short-term incentive plan.

•	Medicaid Health Plans’ segment membership grew to approximately 2.4 million members at December 31, 2015, an increase of 78,000 members from December 31, 2014.

•	For the full-year 2015, the adjusted Medicaid Health Plans medical benefits ratio was 89.8 percent, a 70 basis point improvement compared with the full-year 2014.

•

Medicare Health Plans segment medical benefits ratio for the full-year 2015 was 87.2 percent, an improvement of 130 basis points compared with the full-year 2014, driven by improved operational execution on initiatives launched in 2015 and our 2015 bid strategy.

•

Medicare PDP segment medical benefits ratio improved significantly in 2015 to 78.7 percent compared with 92.9 percent for the full-year 2014 as a result of our 2015 bid strategy, improved pharmacy rebate performance and operational execution.

•

We improved our capital position. In June 2015, we completed the offering and sale of $300.0 million aggregate principal amount of our 5.75% unsecured senior notes due 2020 pursuant to a reopening of our existing series of such notes. Our unregulated cash, cash equivalents and investments was $816.1 million at December 31, 2015, an increase of $726.6 million from $89.5 million at December 31, 2014.

•	We successfully renewed our Kentucky, Missouri and New York Medicaid contracts.

•

In September 2015, we received a notice of intent to award a contract from the Georgia Department of Community Health to continue serving Medicaid members in Georgia. Services under the new contract are expected to commence on January 1, 2017.

•	We were selected by the Florida Healthy Kids Corporation to continue providing managed care services for children as part of the Florida Healthy Kids program in nine regions.

•	We achieved accreditation by the National Committee for Quality Assurance (“NCQA”) for our Medicaid health plan in South Carolina.

•	Effective January 1, 2016, we successfully transitioned our pharmacy benefit management (“PBM”) to CVS Health Corporation.

Please refer to the Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 12, 2016 with the Securities and Exchange Commission for a reconciliation of adjusted Medicaid Health Plans MBR to the GAAP metric.

Incentive Award Payouts

•

The primary measure under our 2015 short-term incentive program was adjusted earnings per share. Our target for this goal was $3.25 and we achieved $3.44, a 67% improvement compared to 2014. Based on this result, the Compensation Committee determined to fund the 2015 short-term incentive program at 125% of target. However, funding was reduced by 10% based on an assessment of operating and quality performance, which resulted in a net corporate funding pool of 115% of target.

•

Awards of performance stock units and market stock units that were granted in 2013. These awards cliff-vested in March 2016 based on the achievement of performance measures for the three-year performance period ending December 31, 2015. The performance stock unit awards vested at 39% of target based on the achievement of financial and operating and health care quality goals, while market stock unit awards vested at 166% of target based on the increase in our stock price.

•

Awards of performance stock units that were granted in 2014. These awards provide that 50% of the shares subject to the award vest in March 2016, subject to the achievement of targeted adjusted earnings per share as included in our 2015 operating plan, and 50% vest in March 2017, subject to the achievement of targeted adjusted earnings per share as included in our 2016 operating plan. The adjusted earnings per share performance metric was used in the both the short-term and long-term incentive programs due to the criticality of achieving the Company’s earnings targets. As noted above, we achieved our targeted adjusted earnings per share goal for 2015. As a result, 100% of the performance stock units scheduled to vest in March 2016 vested.

Historical Stockholder Advisory Votes

The last five annual stockholder advisory votes on the compensation of our named executive officers, commonly referred to as “say-on-pay” votes, had the following results, based on shares voted either for or against the proposal.

Stockholders who approved the Compensation of our Named Executive Officers

The Compensation Committee believes these levels of stockholder votes indicate strong support for the Company’s executive compensation program and continued with the same philosophy, principles and basic framework for 2015.

Philosophy and Objectives of Our Compensation Program

WellCare’s compensation program is designed to maintain a strong link between pay and the achievement of enterprise-wide goals. The primary objectives of our executive compensation program are to:

•	Motivate, retain and attract highly qualified executive officers.

•	Align the economic interests of our executive officers with those of our stockholders.

•	Reward performance that emphasizes collaboration among executive officers, but also recognizes individual performance.

•

Reward performance that supports the Company’s values and mission to enhance our members’ health and quality of life, and partner with providers and governments to provide cost-effective health care solutions

•	Foster an environment that reflects leadership, initiative, execution and accountability and leverages the passion and focus of our associates.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•	Pay-for-performance. A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that affect stockholder value.

•

Enhance the long-term value of the business. Our incentive compensation design and the performance measures we select encourage executive officers to focus on enhancing the longer-term value of the Company and avoid excessive risk-taking.

•

Reward long-term growth and focus management on sustained success and stockholder value creation. Compensation of our executive officers is generally heavily weighted toward equity and long-term performance awards. These awards encourage sustained performance and positive stockholder returns.

•

Standard benefits and very limited perquisites. We provide standard employee benefits and very limited perquisites to our executive officers. We generally do not have any “executive-only” benefits or perquisites, which we believe is appropriate in our culture and does not impact our ability to attract and retain top executive talent.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2015:

•

We generally tie pay to performance. We grant performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of operating and heath care quality goals. The Compensation Committee is also aware of both the direct and indirect impact a serious health care compliance issue can have on our Company, and has included compliance with ethical, regulatory and contractual requirements as a threshold to any payout under the short-term and long-term incentive programs. The Compensation Committee believes that financial goals are very important, but also believes that focusing on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance. Accordingly, non-financial components are weighted equally with the financial components. Additionally, the mix of financial and non-financial metrics is designed so that metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance, which are both critical to the Company’s long-term success.

•

We use a balanced mix of long-term incentive awards for our executive officers. Long-term performance-based awards use multiple performance objectives that are designed to drive long-term value creation and are based on three-year performance cycles with cliff vesting in the third year.

•

We benchmark executive compensation against the compensation practices of a selected group of companies that we consider to be our peers and market pay data from published surveys of a broader group of companies, and use the median of market data (as defined under “—Determination of Total Compensation—Competitive Positioning” below) as a reference point when making decisions regarding target compensation levels for our executive officers.

•

We use sign-on equity awards only to replace awards forfeited from a prior employer. Our practice is for new executives to participate in the cycle of incentive awards related to the year in which they are hired.

•	We require that our executive officers hold a substantial amount of Company stock.

•	We include misconduct-based recoupment or “clawback” provisions in all cash and equity-based incentive awards issued to our executive officers.

•

The severance plan for our executive officers has terms that are consistent with market practices. The executive severance plan includes “double-trigger” change-in-control severance provisions, misconduct-based clawback provisions and does not provide for any change-in-control excise tax gross-up payments. Change in control cash payouts under the executive severance plan for the Chief Executive Officer position is 2.5x base salary and bonus, and range from 1.5x to 2.0x base salary and bonus for our other executive officer positions.

•	We have a formal annual review process for the Chief Executive Officer’s performance, co-led by the Chairpersons of the Compensation Committee and the NCG Committee.

•	The Compensation Committee’s independent compensation consultant, Cook & Co., is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	The Compensation Committee performs a compensation risk assessment with the assistance of its independent compensation consultant to identify and mitigate undue compensation-related risks.

•	We conduct annual advisory stockholder votes to approve the Company’s executive compensation.

•

We do not provide employment agreements to our named executive officers and therefore there is no contractual or guaranteed entitlement to a specified level of base salary, annual bonus or long-term incentive compensation.

•	We do not provide for any change-in-control excise tax gross-up payments.

•	We do not provide for any home-loss buyouts.

•	We do not have an executive retirement plan that provides extra benefits to our executive officers.

•	We do not provide pension plans (supplemental or otherwise) for any of our executive officers.

•	We do not provide any perquisites to former and/or retired executives, such as lifetime benefits, car allowances, personal use of corporate aircraft, or similar arrangements.

•	Our 2013 Incentive Compensation Plan prohibits an equity exchange, cash buy-out or re-pricing program without first obtaining stockholder approval for such a program.

•

We do not permit our executive officers to use Company stock in hedging activities, such as “cashless” collars, forward sales, equity swaps, or other similar arrangements, or to pledge Company stock as security for loans.

Elements of Our Executive Compensation Program

Our Compensation Committee believes that the following elements of our executive compensation program further our compensation program principles.

Element	Objectives	Type

Base Salary	Provides competitive level of fixed compensation. Rewards core competence relative to level of responsibility, experience and contribution.	Annual compensation, not variable

Short-Term Incentives

Provides variable compensation opportunity for short-term performance. Rewards on the basis of tangible financial results and the achievement of operating and health care quality goals that are the basis for longer-term strategic goals.

Annual performance compensation; variable

Long-Term Incentives

Provides variable compensation opportunity for long-term performance. Rewards on the basis of achievement of tangible financial results, operating and health care quality and changes in stock price over a multi-year period. Aligns executive compensation with creation of stockholder value.

Long-term performance compensation, variable

Employee Benefits	Includes medical, dental, disability, retirement, relocation and severance plans. Provides competitive and cost-effective benefits that promote a healthy workforce.	Annual indirect compensation, not variable

Determination of Total Compensation

Role of the Compensation Committee

The Compensation Committee oversees the Company’s policies and philosophy related to the compensation for executive officers. The Compensation Committee approves the compensation for the named executive officers based on its own evaluation, input from our Chief Executive Officer (for all executive officers except for himself), internal pay equity considerations, the tenure and performance of each named executive officer, input from its independent consultant and market data.

On behalf of the Board, the Chairs of the Compensation Committee and NCG Committee co-lead an annual performance review of our Chief Executive Officer. The review includes personal interviews with members of the Board, management, and a review of the Chief Executive Officer’s self-assessment. The results of this performance evaluation provide a qualitative assessment of the Chief Executive Officer’s performance during the year. The Chief Executive Officer assists the Compensation Committee by evaluating the performance of the executive officers that report directly to him and recommending compensation levels for these executive officers. The Chief Executive Officer does not, however, make recommendations regarding his own compensation.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains a separate independent compensation consultant, Cook & Co., to advise the Compensation Committee on executive and director compensation matters, assess total compensation program levels and program elements for executive officers and evaluate competitive compensation trends. Cook & Co. reports directly to the Compensation Committee. The types of services performed by Cook & Co. during 2015 included reviewing the Company’s peer groups, advising on the design of short-term and long-term incentive programs, providing data regarding prevalent compensation practices and levels of pay for directors and executives, commenting on compensation-related disclosure, and conducting a compensation risk assessment. A representative of Cook & Co. generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited, and communicates directly with the Compensation Committee’s Chairperson and its other members outside of meetings.

Cook & Co. does not provide any other services to the Company and does not perform any work for management. The Compensation Committee has assessed the independence of Cook & Co., specifically considering, in accordance with SEC and NYSE rules, whether Cook & Co. had any relationships with the Company, our officers or our Board members that would impair its independence. Based on this evaluation, the Compensation Committee concluded that Cook & Co.‘s work for the Compensation Committee did not raise any conflict of interest.

Competitive Positioning

For benchmarking purposes in assessing and reviewing compensation levels for our executive officers, including our named executive officers, the Compensation Committee utilized data collected from the publicly disclosed proxy materials of a selected group of companies (the “Peer Group”) and market pay data from published surveys of a broader group of companies (the “Survey Group”). The Compensation Committee’s goal is to achieve target total compensation for the named executive officers that generally targets the median of the Peer Group and Survey Group. The Compensation Committee believes this approach is appropriate due to the Company’s size, complexity and the design of the compensation program, which calibrates realized compensation to the Company’s internal and relative performance over a multi-year period. The following is a brief summary of the processes followed by the Compensation Committee to select competitive compensation benchmark data and how the Compensation Committee uses that data.

The Compensation Committee requests Cook & Co. to conduct an annual review of the Peer Group data. The annual review is intended to ensure that competitive compensation data considered by the Compensation

Committee is: an accurate reflection of the external labor market for senior talent; and sourced from companies whose scope of operations were generally consistent with the Company’s size and complexity. The Peer Group used for setting 2015 compensation levels for our executive officers consisted of the following companies:

• Catamaran Corporation • Centene Corporation • CNO Financial Group, Inc. • Health Net, Inc.	• Humana Inc. • Magellan Health Services, Inc. • Molina Healthcare, Inc. • Universal American Corp.

The companies included in the Peer Group were selected by the Compensation Committee with the assistance of Cook & Co. because they are considered to be similarly sized managed health care and related companies, they are representative of the pool of companies in which we compete for talent and the resulting group, as a whole, represents a reasonable match to us in terms of business content. The Peer Group includes the same eight companies that were used for the Peer Group in the prior year. Although the Compensation Committee recognizes that Humana Inc. has revenues greater than our target revenue range for peer group companies, the Compensation Committee decided to continue to include Humana Inc. as a member of the Peer Group because it is similar to us in terms of product portfolio and operating margin and we compete with it for contracts with government-sponsored programs. Revenues of the companies included in the Peer Group (based on each company’s most recently disclosed trailing four quarters at the time the Compensation Committee selected the Peer Group) ranged from approximately $2.1 billion to $42.5 billion, with a median of $9.2 billion. This compared to our revenue of approximately $10.3 billion for the comparable period.

In addition to Peer Group data, the Compensation Committee uses Survey Group data provided by Cook & Co. from:

•	the Towers Watson 2015 CDB General Industry Executive Compensation Survey,

•	the Aon Hewitt 2015 Executive Compensation Survey, and

•	the 2015 Mercer IHN Health Plan Executives Survey.

The data from these surveys was scaled to our size by Cook & Co. based on revenues or corresponding revenue ranges as provided by the various surveys. While the Compensation Committee reviewed and considered the data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys.

In setting compensation levels, the Compensation Committee compares base salaries, short-term incentive opportunities and long-term incentive opportunities for our executive officers to the Peer Group data and Survey Group data, which are collectively referred to as “market data.” The Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations. Each executive officer’s compensation was determined after considering the market data of comparable positions, the executive’s qualifications and experience, the executive’s scope of responsibility within the Company, internal equity (in this context, meaning striving to ensure that our executives with similar levels of responsibility, experience and historical performance are rewarded comparably) and the individual’s historical performance. The compensation of our Chief Executive Officer and Chief Financial Officer is benchmarked against Peer Group data and Survey Group data, while the compensation of our other executive officers is benchmarked against Survey Group data for comparable roles.

2015 Compensation Decisions

2015 Target Compensation Levels and Components

The table below summarizes the 2015 target compensation level for each named executive officer other than Mr. Gallitano. In December 2014, the Company announced that Mr. Gallitano’s interim role as the Company’s Chief Executive Officer would end effective January 1, 2015. Accordingly, the Compensation Committee did not make any decisions regarding his compensation during 2015. See “—Determination of Total Compensation—Competitive Positioning” above for a description of the methodology used by the Compensation Committee for determining each named executive officer’s target compensation level.

	2015 Target Compensation Components
Executive	Base Salary(1)	Short-Term Incentive Target	Long-Term Incentive Target	2015 Total Target Compensation	2014 Total Target Compensation	Percentage Change
Kenneth A. Burdick	$1,000,000	$1,500,000	$5,000,000	$7,500,000	$2,812,500	267	%(2)
Andrew L. Asher	$550,000	$550,000	$1,100,000	$2,200,000	$2,000,000	10%
Blair W. Todt	$470,000	$282,000	$587,500	$1,339,500	$1,254,000	7%
Michael R. Polen	$400,000	$200,000	$400,000	$1,000,000	$875,000	14%
Lawrence D. Anderson	$360,000	$180,000	$432,000	$972,000	$945,000	3%
Steven E. Goldberg	$415,000	$249,000	$498,000	$1,162,000	$1,162,000	0%

(1)

Base salary for Mr. Burdick was effective January 1, 2015. Base salaries for the other named executive officers were effective February 2015. Amounts will be different than the base salary reported in the Summary Compensation Table below, which discloses the amount of base salary paid to the named executive officer during 2015.

(2)	Mr. Burdick was promoted to our Chief Executive Officer effective January 1, 2015. Prior to his promotion, Mr. Burdick served as our President and Chief Operating Officer.

The following chart illustrates the compensation elements for Mr. Burdick, our Chief Executive Officer, and for the other named executive officers as a group for 2015, excluding Mr. Gallitano.

2015 Target Compensation Components

For 2015, the Compensation Committee determined to pay short-term incentive awards in cash and granted awards of performance stock units, market stock units and restricted stock units as long-term incentives. For all executive officers except for Mr. Burdick, performance stock units represent 50% of each executive’s long-term incentive opportunity, market stock units represent 25% of each executive’s long-term incentive opportunity and restricted stock units represent 25% of each executive’s long-term incentive opportunity. For Mr. Burdick, performance stock units represent 50% of his long-term incentive opportunity and market stock units represent the other 50% of his long-term incentive opportunity. The Compensation Committee views short-term incentive awards, performance stock unit awards and market stock unit awards as performance-based compensation because payouts are based on the achievement of internal goals in the case of short-term incentive awards, internal and relative goals in the case of performance stock unit awards and stock price performance in the case of market stock units. As such, 100% of Mr. Burdick’s incentive compensation is performance-based.

2015 Compensation Adjustments

In December 2014, the Compensation Committee approved the adjustments to Mr. Burdick’s compensation in connection with his promotion to Chief Executive Officer as discussed below. In connection with our 2015 annual performance and compensation review process, the Compensation Committee approved certain compensation adjustments for our other named executive officers in April 2015, which were retroactive to February 2015. The following compensation adjustments are reflected in the target compensation table above.

•

In December 2014, Mr. Burdick was promoted to Chief Executive Officer effective January 1, 2015. In connection with his promotion, Mr. Burdick’s base salary was increased from $625,000 to $1,000,000, his short-term incentive target, expressed as a percentage of base salary, was increased from 100% to 150%, resulting in a short-term incentive target of $1,500,000, and his long-term incentive target, expressed as a percentage of base salary, was increased from 250% to 500%, resulting in a long-term incentive target of $5,000,000. The increase was to align his compensation with the median of chief executive officer market data.

•

Mr. Asher’s base salary was increased from $500,000 to $550,000. Mr. Asher’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. The increase was in recognition of his high level of performance since he was hired in August 2014 and to better align his compensation with the median of market data for comparable positions.

•

Mr. Todt’s base salary was increased from $440,000 to $470,000. Mr. Todt’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. The increase was in recognition of the additional responsibilities he assumed upon his promotion to Senior Vice President, Chief Legal and Administrative Officer and Secretary.

•

Mr. Polen’s base salary was increased from $350,000 to $400,000. Mr. Polen’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. The increase was in recognition of his continued high level of performance and increased responsibilities.

•

Mr. Anderson’s base salary was increased from $350,000 to $360,000. Mr. Anderson’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. The increase was to better align his compensation with the median of market data for comparable positions. In addition, in March 2016, the Company announced that it would be recruiting for a new Chief Human Resource Officer. Mr. Anderson has agreed to remain with the Company while a search for his successor is conducted to provide for a smooth transition.

•

No compensation adjustments were made for Dr. Goldberg, whose compensation for 2015 was in alignment with the median of market data for comparable positions. In addition, effective December 7, 2015, Dr. Goldberg was no longer deemed an executive officer, and left the Company on April 1, 2016.

2015 Short-Term Incentive Program Payout Determination

As a component of total compensation, the Compensation Committee grants short-term incentive awards with the intention of driving the achievement of the Company’s key goals and initiatives and rewarding individuals based on their contributions to those results. Short-term incentive awards are based on each executive’s pre-established short-term incentive target, subject to continued employment and the achievement of performance goals, limited to a maximum payout of 200% of target, and payable in cash. In addition, due to the direct and indirect impact a serious health care compliance issue can have on a company, compliance with the Company’s corporate integrity agreement and ethical, regulatory and contractual requirements is a threshold to any payout under the program. The Compensation Committee also retained discretion to determine ultimate award payouts to guard against any unintended or unjust outcomes.

Our short-term incentive program for our executive officers consists of a corporate goals component and a personal performance component. 70% of an executive officer’s short-term incentive opportunity is based on the achievement of corporate goals, as reflected in the overall funding level determined by the Compensation Committee, and 30% is based on the executive officer’s personal performance. The corporate goals component is divided into a financial component and an operating and health care quality component, each as discussed below. For the personal goals component, the Compensation Committee evaluates each executive officers performance based on a qualitative assessment of each executive officer’s individual performance and accomplishments during the year.

The Compensation Committee sets specific targets for financial performance measures under our short-term incentive program based on goals set during our annual business planning process. Our annual business plan is developed based on our business environment and incorporates initiatives and investments during the year that will have a near-term as well as longer-term impact on our business. The short-term incentive program financial performance targets are set to correspond with business plan targets, and the aggregate payout under the short-term incentive program is funded primarily based on the achievement of those financial performance goals. Funding of the short-term incentive program is also based on our operating and health care quality performance. The Compensation Committee reserves the discretion to increase or decrease funding based on its assessment of our overall quality performance. Specifically, the Compensation Committee may determine to increase funding if we have made significant progress on strategic quality imperatives that we believe will increase quality scores in the future or decrease funding if our performance on strategic quality imperatives declines.

In early 2015, the Compensation Committee determined to use adjusted earnings per share for the financial component and a scorecard of certain quality performance metrics including the Centers for Medicare & Medicaid Services, or CMS, Medicare Star score ratings, Health Effectiveness Data Information Set, or HEDIS, results and Consumer Assessment of Healthcare Providers and Systems, or CAHPS, results, percentage of members in high performing practices, percent of service fund payments linked to quality performance, complaints under CMS’ Complaint Tracking Module, or CTM, and GeoAccess scores for the operating and health care quality component.

The following table sets forth the performance measures and goals established for 2015, as well as actual 2015 performance results and aggregate funding pool.

Corporate Goals Performance Measures	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Actual Result	Funding % of Target
Adjusted Earnings Per Share(1)	$2.92	$3.25	$4.00	$3.44	125%
Quality Scorecard Assessment	Discretionary assessment of overall operating and health care quality performance that could result in increase or decrease to funding pool			Reduce Funding by 10%(2)	<10%>

Total Funding					115%

(1)

Adjusted reported earnings per share excludes the effect of expenses related to previously disclosed government investigations, transitory costs related to the Company’s decision to change its pharmacy benefit manager, certain Iowa Medicaid-related expenses relating to readiness costs, wind-down costs and legal costs, costs related to the sale of the Company’s Medicare Supplement business, Sterling Life Insurance Company (“Sterling”) and the effect of a gain on the divestiture of Sterling. The purpose of these adjustments is to ensure that performance measurement and payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

(2)

The Compensation Committee determined to reduce the funding level by 10% based on an overall assessment of operating and health care quality results after reviewing a quality scorecard that showed progress in a number of areas but slight declines in a few.

The Compensation Committee next assessed each executive officer’s personal performance. In determining each executive officer’s personal performance, the Compensation Committee took into account a qualitative assessment of each executive officer’s individual performance and accomplishments. Individual factors considered are as follows:

•

The Compensation Committee believes that the overall performance of the Company in 2015 was reflective of Mr. Burdick’s individual performance as Chief Executive Officer, and is a result of his excellent leadership in developing and implementing a corporate vision and strategy, building an effective management team, creating a high performing and accountable corporate culture, and establishing a strong foundation for operational and clinical transformation.

•

Mr. Asher’s individual performance considerations included his leadership in enhancing forecasting and financial controls disciplines, strengthening the Company’s capital position, improving collaboration between the local market and shared services financial functions, negotiating a new pharmacy benefit manager relationship with improved economics and stronger operational and quality requirements, and overall excellent leadership driving long-term change.

•

Mr. Todt’s individual performance considerations included his strong leadership driving an improved strategic planning process, successful leadership driving government affairs priorities and advocacy efforts, his personal engagement in procurement efforts, his high performance as the corporate secretary supporting the Board, and driving improved contracting turn-around-time metrics.

•

Mr. Polen’s individual performance considerations included his strong leadership in driving improved collaboration between the information technology function and business operators, enhancing the capital budgeting process, supporting the successful pharmacy benefit manager transition, exceeding medical expense initiative goals, improving member and provider service experiences and driving cultural transformation, core values and leadership competencies.

•

Mr. Anderson’s individual performance considerations included his leadership in developing and implementing the leadership behavioral model and driving improved metrics in a number of human resources areas, including talent acquisition, associate experience and leadership development.

•

Dr. Goldberg’s individual performance considerations included his leadership in developing, tracking and driving medical expense initiatives, refining our clinical model of care and being a driving force behind our mission to serve our members.

After taking into consideration the achievement of the corporate goals and each executive’s individual performance and accomplishments, the Compensation Committee determined the 2015 short-term incentive award payouts for the named executive officers as set forth in the following table.

Executive	Short-Term Incentive Target	Amount Earned	Percent of Target
Kenneth A. Burdick	$1,500,000	$1,725,000	115%
Andrew L. Asher	$550,000	$690,250	125%
Blair W. Todt	$282,000	$311,610	110%
Michael R. Polen	$200,000	$251,000	125%
Lawrence D. Anderson	$180,000	$198,900	110%
Steven E. Goldberg	$249,000	$249,000	100%

Payout Determination of 2013-2015 Cycle Performance Stock Unit Awards Granted in 2013

In March 2013, the Compensation Committee established performance goals for the three-year period ending December 31, 2015 for awards of performance stock units granted during 2013. These awards of performance stock units cliff-vested on March 1, 2016. The number of shares of common stock earned upon vesting was based on the level of achievement of the performance goals as determined by the Compensation Committee.

These goals consisted of a financial component and an operating and health care quality component, each weighted 50%, as the Compensation Committee believed this balance helps reinforce a culture emphasizing the importance of quality of service to the Company’s future success. The financial component consisted of return on equity. The Compensation Committee chose this element because it is a widely accepted measure for our industry, it is more controllable by management than other measures that are dependent on market and other external factors, and it can be used to measure the Company’s financial performance against that of our peers. Return on equity also provides a measure of management’s ability to optimize the Company’s deployment of capital. The operating and health care quality component consisted of quality scores for our Medicare products and NCQA Medicare and Medicaid accreditation achievements. We believe operating and health care quality results are and will continue to be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business and our ability to obtain accreditations.

The following table sets forth the goals for the three-year period ending December 31, 2015, and below the table describes the actual results that were achieved as determined by the Compensation Committee.

Weight	Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Financial Element

50%	Return on Equity	Discretion	Median of Peer Group	100th Percentile of Peer Group

Quality Elements
25%	Medicare Star Results	0.5 Star Improvement	1.0 Star Improvement	100% Membership in 4.0 Star Plans

25%*	NCQA Medicare Accreditations	Accredited	Commendable	Excellent
	NCQA Medicaid Accreditations	Accredited	Commendable	Excellent

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

Return on Equity

Our return on equity for fiscal year 2015 was approximately 10%. Return on equity was calculated for purposes of this goal by dividing our reported adjusted net income for fiscal year 2015, which was further adjusted to add back amortization expense to better align with results reported by the companies in the peer group described below, by our average stockholders’ equity during fiscal year 2015. This result was approximately 20% below the median of this metric for the ten company peer group used to measure our relative performance. The peer group used to measure our relative performance for this goal included Aetna Inc., Anthem, Inc., Centene Corporation, Cigna Corporation, Health Net, Inc., Humana Inc., Magellan Health, Inc., Molina Healthcare, Inc., UnitedHealth Group Incorporated and Universal American Corp. The Compensation Committee attributed threshold performance payout related to this goal.

Medicare Star Results

The weighted average Star score of our Medicare Advantage markets based on premium revenue for Plan Year 2013, which was the baseline year to measure this goal, was 2.87. The weighted average Star score of the same markets based on premium revenue for Plan Year 2016, which is the measurement year for this goal, was 3.02, representing a Star score increase of only 0.15. Although five of the markets, representing approximately 76% of the premium revenue, achieved a 0.5 Star score improvement, we did not achieve threshold performance for this goal of increasing the overall average Star score by 0.5. As such, the Compensation Committee attributed no performance payout related to this goal.

NCQA Medicare Accreditations

During the performance period, we sought NCQA accreditation in six of our Medicare Advantage markets. We achieved accreditation in all six of those markets. As such, the Compensation Committee attributed threshold performance payout related to this goal.

NCQA Medicaid Accreditations

During the performance period, we sought NCQA accreditation in seven of our Medicaid markets. We achieved accreditation in all seven of those markets, with a commendable rating in our Georgia and New York markets, which represented approximately 32% of the aggregate premium revenue of those seven markets. As such, the Compensation Committee attributed slightly above threshold performance payout related to this goal.

Overall Payout Determination

The Compensation Committee considered all of the foregoing results and, after taking into consideration the weighting of each goal in accordance with the 2013-2015 long-term incentive program, determined that the achievement of goals for the performance stock units for the three-year performance period ended December 31, 2015 was 39% of the target amounts. Mr. Todt, Mr. Polen, Mr. Anderson and Dr. Goldberg were the only named executive officers with an outstanding 2013–2015 performance stock unit award that vested. The following table sets forth the actual number of performance stock units earned for the 2013-2015 performance period.

Executive	Threshold (#)	Target (#)	Maximum (#)	Payout (#)	% of Target
Blair W. Todt	2,184	4,368	8,736	1,698	39%
Michael R. Polen	819	1,638	3,276	637	39%
Lawrence D. Anderson	1,562	3,123	6,246	1,214	39%
Steven E. Goldberg	1,513	3,025	6,050	1,176	39%

Payout Determination of 2013-2015 Cycle Market Stock Unit Awards Granted in 2013

Awards of market stock units granted in 2013 cliff-vested on March 1, 2016. We calculated the number of shares of common stock earned upon vesting based on the number of target units granted multiplied by the ratio of the average closing price of our common stock during the last 30 market trading days of 2015 ($80.60) compared to the last 30 market trading days of 2012 ($48.45). This resulted in a payout calculation of 166% of the target amounts. Mr. Todt, Mr. Polen, Mr. Anderson and Dr. Goldberg were the only named executive officers with an outstanding 2013–2015 market stock unit award that vested. The following table sets forth the actual number of market stock units earned for the 2013-2015 performance period.

Executive	Threshold (#)	Target (#)	Maximum (#)	Payout (#)	% of Target
Blair W. Todt	776	1,552	3,104	2,582	166%
Michael R. Polen	291	582	1,164	968	166%
Lawrence D. Anderson	555	1,110	2,220	1,847	166%
Steven E. Goldberg	540	1,080	2,160	1,797	166%

Payout Determinations of September 2014 Performance Stock Unit Awards

In order to further align rewards with executing on initiatives that are expected to translate into financial and operating and health care quality performance during fiscal years 2015 and 2016, the Compensation Committee approved awards of performance stock units in September 2014 to Mr. Burdick, Mr. Todt, Mr. Polen, Mr. Anderson and Dr. Goldberg. The terms of these performance stock unit awards provide that 50% of the shares subject to the award vest on March 1, 2016, subject to the achievement of targeted adjusted earnings per share as included in the Company’s 2015 operating plan, and 50% vest on March 1, 2017, subject to the achievement of targeted adjusted earnings per share as included in the Company’s 2016 operating plan. The targeted adjusted earnings per share performance metric was used in both the short-term and long-term incentive programs due to the criticality of achieving the Company’s earnings targets. As set forth under “2015 Short-Term Incentive Program Payout Determination” above, we achieved our adjusted earnings per share target for 2015. As such, the performance stock units scheduled to vest on March 1, 2016 were earned. The following table sets forth the actual number of performance stock units earned for the first performance cycle.

Executive	Target (#)	Payout (#)	% of Target
Kenneth A. Burdick	3,600	3,600	100%
Blair W. Todt	1,264	1,264	100%
Michael R. Polen	1,340	1,340	100%
Lawrence D. Anderson	842	842	100%
Steven E. Goldberg	1,187	1,187	100%

2015 Long-Term Incentive Program Awards

Overview

As a component of total compensation, in 2015 the Compensation Committee granted long-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results. The granting of long-term incentive awards is discretionary, based on each executive’s pre-established long-term incentive target and represents the largest portion of executive officer compensation.

For 2015, the Compensation Committee determined to grant awards of performance stock units, market stock units and restricted stock units as long-term incentives. Our Compensation Committee views both performance stock units and market stock units as performance-based incentives. Performance stock units were selected to ensure a strong pay-for-performance alignment of the Company’s compensation program with stockholder interests and are earned by executives based on the achievement of internal and relative goals. Market stock units, which are earned by executives based on stock price performance, were selected because they provide a clear linkage to stockholder value creation. Market stock units also provide additional pay-for-performance “leverage” (i.e., greater sensitivity to changes in stockholder return). Restricted stock units were selected because they are full value shares with time vesting and, as such, provide added retention value.

For Mr. Burdick, our Chief Executive Officer, performance stock units represented 50% of his long-term incentive opportunity and market stock units represented the other 50%, based on the grant date fair values. For each of our other named executive officers, performance stock units represented 50% of each executive’s long-term incentive opportunity, market stock units represented 25% and restricted stock units represented 25%. The allocation of the types of equity awards granted in 2015 results in 100% of Mr. Burdick’s equity awards being performance-based. For our other named executive officers, the allocation of the types of equity awards results in 75% being performance-based and 25% retention-oriented. The Compensation Committee believes that these allocations provide a compelling performance-based compensation opportunity and effectively balances the Company’s objective of focusing our executives on delivering long-term value creation to our stockholders with the goal of retaining talented executives and encouraging their long-term tenure with the Company. The following table sets forth the target number of performance stock units, market stock units and restricted stock units granted to our named executive officers in 2015.

	PSUs		MSUs		RSUs
Executive	Target Number	Grant Date Fair Value*	Target Number	Grant Date Fair Value*	Target Number	Grant Date Fair Value*
Kenneth A. Burdick	27,018	$2,499,976	19,175	$2,500,031	—	—
Andrew L. Asher	5,944	$549,998	2,109	$274,971	2,972	$274,999
Blair W. Todt	3,175	$293,783	1,127	$146,938	1,587	$146,845
Michael R. Polen	2,161	$199,957	767	$100,001	1,081	$100,025
Lawrence D. Anderson	2,334	$215,965	828	$107,954	1,167	$107,983
Steven E. Goldberg	2,691	$248,998	955	$124,513	1,346	$124,545

*	For a description of how the grant date fair values are calculated for each type of award, see “Grants of Plan-Based Awards” below.

Terms of Performance Stock Unit Awards Granted in 2015

The performance stock units granted in 2015 will cliff-vest on March 1, 2018. The number of performance stock units that vest will be determined following the conclusion of the three-year performance period ending December 31, 2017, based on the achievement of pre-established performance measures, and limited to a maximum payout of 200% of target.

The Compensation Committee worked with the Health Care Quality and Access Committee, the Audit and Finance Committee and senior management to develop performance measures for these awards that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of operating and heath care quality goals. The goals for these awards consist of a financial component and a quality component, each weighted 50%. The Compensation Committee believes that financial goals are very important, but focusing on only financial measures could result in quality and compliance issues that negatively impact subsequent year financial performance. In other words, failure to focus on quality and compliance in one year could harm our financial performance in future years. Additionally, we believe that operating and health care quality results will continue to be an important factor in determining, among other things, premium rates in some markets, our ability to expand or win new business and our ability to obtain accreditations.

The financial measures chosen by the Compensation Committee for performance stock unit awards granted in 2015 include return on equity and adjusted net income after tax margin. The Compensation Committee chose return on equity as a financial measure because it is a widely accepted measure for our industry and can be used to measure the Company’s financial performance against that of our peer competitors. The Compensation Committee chose adjusted net income after tax margin as another financial measure to align incentives with long-term commitments made at our investor day conference in February 2015. The quality measures chosen by the Compensation Committee for performance stock unit awards granted in 2015 include Medicare Star scores, Medicaid HEDIS results and an assessment of whether we are meeting the expectations of our state customers. The Compensation Committee believes the chosen quality measures are indicators of the Company’s quality performance.

To guard against any unintended or unjust outcomes, the Compensation Committee retains discretion to determine ultimate award payouts. As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee will be heavily guided by reference to the pre-established targets but may evaluate other factors such as compliance with ethical, regulatory and contractual requirements, unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items and other factors it deems relevant in the exercise of its discretion.

Terms of Market Stock Unit Awards Granted in 2015

Awards of market stock units granted in 2015 will cliff-vest on March 1, 2018. The number of shares of common stock earned upon vesting will be based on the number of target units granted multiplied by the ratio of the average closing price of our common stock during the last 30 market trading days of 2017 compared to average closing price of our common stock during the last 30 market trading days of 2014, which was $76.63. The performance ratio is capped at 200%. If our common stock price declines by more than 50%, no shares are earned by the executive.

Terms of Restricted Stock Unit Awards Granted in 2015

Awards of restricted stock units granted in 2015 will vest in approximately equal installments on March 1, 2016, March 1, 2017 and March 1, 2018.

Other Compensation

Benefits

Our executive officers, including our named executive officers, are eligible to participate in those programs that are also offered to a broad-based group of our associates, including welfare benefit programs such as medical and prescription coverage, dental and vision programs, short-term and long-term disability insurance, group life insurance and supplemental life insurance as well as paid time off, leave of absence and similar policies. In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company. Mr. Gallitano did not participate in these programs.

Retirement Savings Plan

We provide a 401(k) retirement savings plan, including Company matching contributions, designed to provide all of our associates with a tax-deferred, long-term savings vehicle for their retirement. The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan. For 2015, we made matching contributions in an amount equal to 50% of the first 6% of an associate’s eligible compensation deferred to the 401(k) plan. Eligible compensation generally consists of salary and cash bonuses, up to the federal limits for tax-qualified 401(k) plans. Mr. Gallitano did not participate in this plan.

Perquisites

Except as discussed below, we only provide modest perquisites to our executive officers. Accordingly, we do not provide perquisites such as home-loss buyouts, company automobiles, private aircraft for personal use or club memberships. We provided Mr. Gallitano with an allowance for reasonable housing and automobile expenses while he served as our Interim Chief Executive Officer, due to the temporary nature of his appointment.

Relocation Assistance Program

We have a relocation assistance program for our associates, including our executive officers. Under this program, executives are reimbursed for most expenses associated with relocating, including moving expenses, temporary housing expenses, closing costs associated with the sale of the executive’s existing home and the purchase of a new home in the destination location, as well as other miscellaneous amounts in connection with relocating to the destination location. In addition, in order to minimize adverse tax implications as a result of the relocation assistance, any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and a miscellaneous expense allowance, are provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

Executive Severance Plan

We maintain an executive severance plan to attract and retain executives and to provide a level of transition assistance in the event an executive’s employment is terminated. The executive severance plan provides for an enhanced benefit if the executive’s termination is in connection with a change in control. The enhanced change in control benefit is intended to preserve executive productivity, encourage retention and minimize the distraction caused by concerns over personal financial security in the context of a change in control. We believe the importance of these concerns increases with the position and level of responsibility of the executive, and have structured the benefits accordingly.

All severance benefits are conditioned on the executive’s termination of employment (double-trigger) and the executive signing a general release of claims and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The executive severance plan does not provide for any excise tax gross-up payments. Mr. Gallitano did not participate in this plan.

For a description of payments and benefits available under the executive severance plan, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Other Compensation Practices

Executive Stock Ownership Guidelines

The Compensation Committee believes that executive stock ownership aligns management’s interests with those of stockholders and fosters a long-term outlook. Effective April 1, 2011, the Compensation Committee established guidelines requiring significant ownership of Company stock by our executive officers. Under our stock ownership guidelines for our executive officers, each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary:

•	5x for the Chief Executive Officer;
•	3x for the Chief Financial Officer; and
•	2x for other executive officers.

Shares owned directly and indirectly (e.g., by a spouse or a trust), vested performance stock units, vested market stock units and vested and unvested time-based awards (other than stock options) count toward satisfaction of the ownership requirements under the guidelines. Stock options, regardless of vesting status, unvested performance stock units and unvested market stock units do not count toward satisfaction of the ownership requirements under the guidelines. Until the applicable stock ownership level is achieved, the executive officer is required to retain all Net Shares received as a result of the exercise of stock options or the vesting of restricted stock, restricted stock units, performance stock units, market stock units or other equity awards. “Net Shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and shares sold or netted to fulfill tax obligations. Once an executive officer’s applicable minimum stock ownership level is initially achieved, the executive officer is required to retain enough shares to continue to comply with his or her minimum stock ownership level.

The Compensation Committee annually reviews compliance with this requirement. As of April 1, 2016, the most recent measurement date under the guidelines, Messrs. Anderson, Asher and Todt had achieved their respective share ownership requirements. As a result, they are permitted under the stock ownership guidelines to sell shares not to exceed an amount required to maintain their minimum stock ownership levels. As of April 1, 2016, Messrs. Burdick and Polen had not achieved their respective share ownership requirements. As a result, each of those executives is required to retain all shares received as a result of the exercise of stock options or vesting of restricted stock units, performance stock units and market stock units, net of any shares sold or forfeited to cover tax obligations, until the ownership requirement is met.

Trading Controls

Under our policy on insider information and insider trading, members of the Board and executive officers are required to obtain the permission of our Chief Legal Officer prior to entering into transactions in our securities. Members of the Board and executive officers are permitted to buy or sell our securities only during announced trading periods as provided under the policy.

Hedging and Pledging Prohibition

Our policies prohibit trading in call or put options or other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account, and pledging our securities to secure margin or other loans by our directors, executive officers and associates.

Equity Award Process

We maintain an equity award process to ensure that the authorization, granting and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations. The Compensation Committee does not delegate authority to management to grant equity awards. All equity awards issued to existing executive officers and associates are granted on or after the date of approval by the Compensation Committee. Equity awards issued to newly-hired executive officers are granted on the later of the date of approval or the individual’s first date of employment. The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the previous trading day if the NYSE is closed on the date of grant).

Double Trigger for Vesting in Change in Control Transaction

Our equity award agreements include a “double-trigger” provision, which provides for accelerated vesting only if there is a change in control and the executive officer’s employment is terminated without “cause” or the executive officer terminates his or her employment for “good reason” within twenty-four months of the change in control.

Potential Impact on Compensation from Executive Misconduct/Compensation Clawbacks

Our Board of Directors, including its Compensation Committee, is committed to fostering an environment of compliance. The Compensation Committee’s approach to our compensation programs is an integral part of our focus on compliance. We believe compliance is the responsibility of each of our executive officers and other associates. We are also aware of both the direct and indirect impact a serious health care compliance issue can have on a company. It is for these reasons that our Compensation Committee included compliance with ethical, regulatory and contractual requirements as a threshold to any payout in our incentive programs, as described above. We believe including compliance as a threshold in our incentive programs helps align our associates’ financial interests with the goals of our corporate compliance program.

Recoupment is another component of the Compensation Committee’s strategy to support compliance across the enterprise. Recognizing the role every associate plays in our compliance efforts, every incentive award granted to each of our associates, supervisors and executive officers, including stock option awards, restricted stock units, market stock units, performance stock units, long-term incentive cash bonus awards and short-term cash bonus awards, is subject to recoupment. If it is ever determined by the Board of Directors or the Compensation Committee that actions or omissions by an associate, supervisor or executive officer have constituted: (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the SEC or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed; (b) intentional or gross misconduct; (c) a breach of a fiduciary duty to the Company or a subsidiary; (d) fraud; or (e) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then the Board or the Compensation Committee will, to the extent permitted by applicable law, cause the cancellation of outstanding awards and seek reimbursement of amounts realized from awards that vested and/or were paid during and after the first fiscal year in which the misconduct occurred. The recoupment provisions will be reviewed and revised as necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once rules are adopted by the SEC to implement such requirements.

The Compensation Committee does not believe it is possible to anticipate all possible scenarios in which recoupment might be appropriate and has retained discretion to evaluate each situation based on its individual facts. For example, there may be a case in which a supervisor’s failure to properly supervise an associate who commits fraud could be an omission serious enough to trigger the forfeiture provision for the supervisor as well as the associate. However, there could also be situations in which an associate’s actions will warrant forfeiture but the associate’s supervisor was neither negligent nor complicit with respect to those actions. The Compensation Committee believes each situation should be examined on its individual facts in connection with determining when recoupment will be appropriate. The forfeiture provisions are designed to recognize that no two situations will be alike and to provide the Compensation Committee with the discretion necessary to invoke recoupment in a manner that is fair to both WellCare and its associates.

Consideration of Risk in Compensation Programs

The Compensation Committee reviews the risks and rewards associated with our compensation programs for all of our associates and designs programs with features that are designed to mitigate risk without diminishing the incentive nature of the compensation. During 2015, the Compensation Committee engaged Cook & Co. to conduct a compensation risk assessment to determine whether the risks arising from any of our 2015 compensation policies or practices are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify general areas of “risk” (or potential for unintended consequences) that exist in the design of our incentive programs and to evaluate the risks in order to make decisions around whether the risks should be accepted or avoided given our risk appetite. In conducting the assessment, Cook & Co. reviewed the components of the Company’s executive and non-executive compensation programs for areas of potential risk in its compensation design, and considered its risks in connection with the program as a whole, and whether those risks were balanced against other compensation components. In line with Cook & Co.’s assessment, the Compensation Committee concluded that our policies and practices are well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance, encourage and reward prudent business judgment and appropriate risk-taking over the short and long term and do not create risk that is reasonably likely to have a material adverse effect on the Company. Furthermore, the Compensation Committee and Cook & Co. concluded that the Company’s risks were evenly distributed across the Company’s business units and geographies.

The table below summarizes the risk mitigation factors applicable to the components of the Company’s compensation program.

Element of Compensation	Specific Risk Mitigation Factors
Base Salary	• Base salary does not encourage risk-taking as it is a fixed amount. • Base salaries are competitive and based on market data.

Short-Term Incentives

•    Short-term incentive awards provide a balanced approach that includes profitability metrics and a review of operating and health care quality results. In addition, short-term goals are balanced by long-term goals and short-term incentive payouts are subject to compliance with ethical, regulatory and contractual requirements as a threshold for any payout.

•    Short-term incentive opportunities are limited to a maximum by formula.

•    Short-term incentive awards are subject to misconduct-based recoupment provisions.

Long-Term Incentives

•    Performance stock units and long-term incentive cash bonus awards use a balanced approach that emphasizes stock price performance, return on equity, adjusted net income after tax margin and operating and health care quality results, thus diversifying the risk associated with any single goal. In addition, long-term goals are balanced by short-term goals and the Compensation Committee has the discretion to take into account compliance with ethical, regulatory and contractual requirements as well as other factors it deems relevant when making performance stock unit and long-term incentive cash bonus award payout determinations.

•    Long-term incentive opportunities are limited to a maximum by formula.

•    A significant portion of incentive award value is delivered in the form of equity awards that vest over multiple years, which aligns the interests of our executives to the interests of our stockholders, members, government customers and business partners.

•    Executive officers are subject to substantial stock ownership requirements to further align their interests and actions with the interests of our stockholders.

•    Long-term incentive awards are subject to misconduct-based recoupment provisions.

•    Executive officers are required to obtain permission from our Chief Legal Officer before buying or selling any stock, even during an open trading window.

•    Executive officers are prohibited from trading in call or put options and other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account or pledging our securities to secure margin or other loans.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) imposes a $1 million corporate deduction limit for compensation to the Company’s Chief Executive Officer and its three other highest-paid executive officers (other than the Chief Financial Officer) employed at the end of the year, unless the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. As part of the federal health care reform legislation enacted in 2010, Section 162(m) was revised as it pertains to compensation paid by health insurers. Starting in 2013, an annual tax deduction limit of $500,000 per person applies to compensation that we pay to any of our employees and certain service providers, regardless of whether such compensation is deemed performance-based under Section 162(m) or is provided pursuant to a stockholder-approved plan. Any outstanding stock options that were fully vested prior to 2010 are not subject to the tax deduction limitation. This tax deduction limitation applies to compensation earned after 2009, if paid after 2012. The tax deduction limitation applies whether or not the compensation is performance-based. In September 2014, the IRS issued final regulations on the $500,000 limitation. As a result, we no longer believe the deduction limitations apply to WellCare. However, we are not able to conclude at this time that our tax position is more likely than not to be sustained. Further, the compensation issued in excess of $1 million does not meet the definition of performance-based compensation under Section 162(m) because, in addition to other matters, the Compensation Committee has retained discretion to adjust compensation.

Accounting For Stock-Based Compensation

We account for stock-based payments, including stock options, restricted stock units, performance stock units and market stock units, in accordance with FASB ASC Topic 718. The Compensation Committee takes into consideration the accounting treatment under FASB ASC Topic 718 of alternative award proposals when determining the form and amount of equity compensation awards.

Compensation Committee Report

The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Compensation Committee,

Carol J. Burt, Chairperson

Kevin F. Hickey

Glenn D. Steele, Jr., M.D.

Paul E. Weaver

Summary Compensation Table

The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2015, 2014 and 2013 (collectively, the “named executive officers”): Kenneth A. Burdick and David J. Gallitano, the individuals who served as our principal executive officer during 2015; Andrew L. Asher, the individual who served as our principal financial officer during 2015; Blair W. Todt, Michael R. Polen and Lawrence D. Anderson, our three other most highly compensated executive officers who were serving as executive officers at the end of 2015; and Steven E. Goldberg, an individual who would have been one of our three other most highly compensated executive officers if he had served as an executive officer at the end of 2015.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kenneth A. Burdick Chief Executive Officer	2015	1,024,039	(2)	—	5,000,007	(3)	1,725,000	(4)	44,688	(5)	7,793,734
	2014	524,038		—	2,502,487		—		273,624		3,300,149

David J. Gallitano Former Interim Chief Executive Officer	2015	194,693	(6)	—	—		—		50,000	(5)	244,693
	2014	2,029,004		—	3,000,044		—		331,987		5,361,035
	2013	481,654		—	2,140,020		—		50,000		2,671,674

Andrew L. Asher Senior Vice President and Chief Financial Officer	2015	561,538	(2)	—	1,099,968	(3)	690,250	(4)	266,232	(5)	2,617,988
	2014	146,154		250,000	1,999,997		—		23,892		2,420,043

Blair W. Todt Senior Vice President, Chief Legal and Administrative Officer	2015	482,308	(2)	—	587,566	(3)	311,610	(4)	11,345	(5)	1,392,829
	2014	432,308		—	879,999		—		17,158		1,329,465
	2013	396,154		—	500,034		190,656		27,227		1,114,071

Michael R. Polen Senior Vice President, Operations	2015	405,769	(2)	—	399,983	(3)	251,000	(4)	10,352	(5)	1,067,104

Lawrence D. Anderson Senior Vice President and Chief Human Resources Officer	2015	371,923	(2)	—	431,902	(3)	198,900	(4)	11,359	(5)	1,014,084
	2014	345,192		—	639,979		—		10,132		995,303
	2013	321,154		—	357,512		138,840		9,418		826,924

Stephen E. Goldberg Former Senior Vice President and Chief Medical Officer	2015	430,962	(2)	—	498,056	(3)	249,000	(4)	7,533	(5)	1,185,551
	2014	412,115		—	807,998		—		30,482		1,250,595

(1)

Compensation for Mr. Burdick, Mr. Asher and Dr. Goldberg is provided only for 2014 and 2015 because they were not named executive officers prior to 2014. Compensation for Mr. Polen is provided only for 2015, because he was not a named executive officer prior to 2015. Dr. Goldberg was no longer deemed an executive officer effective December 7, 2015, and left the Company on April 1, 2016.

(2)

Amount represents total salary earned by the named executive officers and includes amounts contributed by the named executive officers to our 401(k) retirement savings plan. The amounts set forth in the table are higher than annual base salaries as a result of an extra biweekly pay period in 2015.

(3)

Amount represents the full grant date fair value of market stock unit and/or restricted stock unit awards granted to our named executive officers. Market stock unit award and restricted stock unit award amounts represent the full grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2015 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015. The amounts attributed to the performance stock unit awards are based on the closing price of our common stock on the NYSE on the date of grant and upon target level of performance, which was the probable outcome of the performance conditions as of the date of grant. If the maximum level of performance under the performance stock unit awards is achieved and the Compensation Committee does not modify the awards, the total amount of stock awards for each named executive officer is as follows: Mr. Burdick $7,499,983; Mr. Asher $1,649,966; Mr. Todt $881,349; Mr. Polen $599,940; Mr. Anderson $647,867; and Dr. Goldberg $747,054.

(4)

Represents the total payout of short-term incentive cash bonus award amounts under our Annual Cash Bonus Plan. The amount of the award payment was based on the achievement of performance goals for fiscal year 2015, which included financial, quality and personal goals. For a discussion of the 2015 performance goals and award payment determination, see “Compensation Discussion and Analysis –2015 Compensation Decisions – 2015 Short-Term Incentive Program Payout Determination” above.

(5)	The following table shows the components of “All Other Compensation” for fiscal year 2015:

Name	401(k) Match(a) ($)	Supplemental Disability(b) ($)	Event Tickets(c) ($)	Gift Cards(d) ($)	Housing and Automobile Allowance(e) ($)	Relocation Expenses(f) ($)	Tax Gross-Ups(g) ($)	Total All Other Compensation ($)
Kenneth A. Burdick	7,950	4,635	1,681	25	—	30,397	—	44,688
David J. Gallitano	—	—	—	—	50,000	—	—	50,000
Andrew L. Asher	7,950	3,045	841	25	—	204,585	49,786	266,232
Blair W. Todt	7,950	2,985	410	—	—	—	—	11,345
Michael R. Polen	7,950	1,561	841	—	—	—	—	10,352
Lawrence D. Anderson	7,950	2,866	—	543	—	—	—	11,359
Stephen E. Goldberg	7,422	86	—	25	—	—	—	7,533

(a)

Represents Company matching of 401(k) retirement savings plan contributions. Company matching contributions are described in more detail under “Compensation Discussion and Analysis – Other Compensation – Retirement Savings Plan” above.

(b)

Represents premiums paid by the Company for supplemental long-term disability coverage. A summary of benefits programs our executive officers participate in is described under “Compensation Discussion and Analysis – Other Compensation – Benefits” above.

(c)	Represents face value of event tickets that are occasionally used by executives when such tickets are not being used for business purposes.

(d)	Represents the value of gift cards received.

(e)	Represents allowance for housing and automobile expenses in the Tampa area while serving as our Interim Chief Executive Officer.

(f)

Represents amounts paid by the Company or reimbursed to the executive in connection with the executive’s relocation to Tampa, Florida. The Company relocation assistance program is described in more detail under “Compensation Discussion and Analysis – Other Compensation – Relocation Assistance Program” above.

(g)

Represents the payment to cover income taxes attributed to the relocation payments described in footnote (f) above. As described under “Compensation Discussion and Analysis – Other Compensation – Relocation Assistance Program” above, in order to make an executive whole in connection with a relocation, we reimburse the executive for income taxes attributed to certain relocation expenses under the Company’s relocation assistance program.

(6)

Of this amount, $87,000 represents fees earned as Chairman of the Board in 2015, under the Company’s Non-Employee Director Compensation Policy following the end of his service as the Company’s Interim Chief Executive Officer. Pursuant to the terms of his employment arrangement, Mr. Gallitano did not receive the fees provided under the Company’s Non-Employee Director Compensation Policy while serving as Interim Chief Executive Officer.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2015. Mr. Gallitano was not granted any plan-based awards during fiscal year 2015.

Name	Grant Date(1)	Grant Type*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kenneth A. Burdick	4/6/15	STI Cash(2)	750,000	1,500,000	3,000,000	—	—	—	—	—
	4/6/15	PSUs(3)	—	—	—	13,509	27,018	54,036	—	2,499,976	(6)
	4/6/15	MSUs(4)	—	—	—	9,588	19,175	38,350	—	2,500,031	(7)

Andrew L. Asher	4/6/15	STI Cash(2)	275,000	550,000	1,100,000	—	—	—	—	—
	4/6/15	PSUs(3)	—	—	—	2,972	5,944	11,888	—	549,998	(6)
	4/6/15	MSUs(4)	—	—	—	1,055	2,109	4,218	—	274,971	(7)
	4/6/15	RSUs(5)	—	—	—	—	—	—	2,972	274,999	(7)

Blair W. Todt	4/6/15	STI Cash(2)	141,000	282,000	564,000	—	—	—	—	—
	4/6/15	PSUs(3)	—	—	—	1,588	3,175	6,350	—	293,783	(6)
	4/6/15	MSUs(4)	—	—	—	564	1,127	2,254	—	146,938	(7)
	4/6/15	RSUs(5)	—	—	—	—	—	—	1,587	146,845	(7)

Michael R. Polen	4/6/15	STI Cash(2)	100,000	200,000	400,000	—	—	—	—	—
	4/6/15	PSUs(3)	—	—	—	1,081	2,161	4,322	—	199,957	(6)
	4/6/15	MSUs(4)	—	—	—	384	767	1,534	—	100,001	(7)
	4/6/15	RSUs(5)	—	—	—	—	—	—	1,081	100,025	(7)

Lawrence D. Anderson	4/6/15	STI Cash(2)	90,000	180,000	360,000	—	—	—	—	—
	4/6/15	PSUs(3)	—	—	—	1,167	2,334	4,668	—	215,965	(6)
	4/6/15	MSUs(4)	—	—	—	414	828	1,656	—	107,954	(7)
	4/6/15	RSUs(5)	—	—	—	—	—	—	1,167	107,983	(7)

Stephen E. Goldberg	4/6/15	STI Cash(2)	124,500	249,000	498,000	—	—	—	—	—
	4/6/15	PSUs(3)	—	—	—	1,346	2,691	5,382	—	248,998	(6)
	4/6/15	MSUs(4)	—	—	—	478	955	1,910	—	124,513	(7)
	4/6/15	RSUs(5)	—	—	—	—	—	—	1,346	124,545	(7)

*	RSU = restricted stock unit; PSU = performance stock unit; MSU = market stock unit.

(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis – Other Compensation Practices – Equity Award Process” above.

(2)

This is a short-term incentive cash award granted under our Annual Cash Bonus Plan. The amount of the award payment, if any, was subject to achievement of performance goals for fiscal year 2015. For a discussion of the 2015 performance goals and award payment determinations, see “Compensation Discussion and Analysis –2015 Compensation Decisions – 2015 Short-Term Incentive Program Payout Determination” above.

(3)

This is an award of performance stock units granted under our 2013 Incentive Compensation Plan. This award is scheduled to vest on March 1, 2018. The number of performance stock units that vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2017 and consideration of other factors as described in “Compensation Discussion and Analysis – 2015 Compensation Decisions – 2015 Long-Term Incentive Program Awards” above. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the target number of performance stock units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(4)

This is an award of market stock units granted under our 2013 Incentive Compensation Plan. This award is scheduled to vest on March 1, 2018. The number of market stock units that vest under the award, if any, will be based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over the three-year performance period ending December 31, 2017 and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2017 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014 ($76.63); provided that no units will vest if the stock price multiplier is less than 50% and the maximum stock price multiplier is limited to 200%. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the number of market stock units based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case if within two years following the change in control.

(5)

This is an award of restricted stock units granted under our 2013 Incentive Compensation Plan. One-third of the shares underlying the grant vested on March 1, 2016; and the remaining amount is scheduled to vest in equal increments on March 1, 2017 and March 1, 2018. The award has no express performance criteria other than continued employment (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control).

(6)

This amount represents the fair value of the award as of the grant date (the service inception date under FASB ASC Topic 718) and is based on the closing price of our common stock on the NYSE on the date of grant, and upon target level of performance which was the probable outcome of the performance conditions as of the date of grant. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

(7)

This amount represents the full grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount reflects the accounting expense that we will recognize over the vesting term for the award and does not correspond to the actual value that will be realized by the executive, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2015 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2015.

Employment Agreements with Named Executive Officers

We do not have any employment agreements with our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock awards that have not vested for the named executive officers outstanding as of December 31, 2015. Mr. Gallitano did not have any equity awards outstanding as of December 31, 2015. All vesting is based upon the continued service of the executive and, in the case of performance stock units and market stock units, vesting is also contingent upon performance metrics being achieved.

			Stock Awards
Name	Award Type*	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)
Kenneth A. Burdick	RSU	2/27/14	3,362	(2)	262,942	—		—
	RSU	6/16/14	706	(2)	55,216	—		—
	RSU	9/02/14	3,601	(3)	281,634	—		—
	PSU	2/27/14	—		—	10,087	(4)	788,904
	PSU	6/16/14	—		—	2,118	(4)	165,649
	PSU	9/02/14	—		—	7,201	(5)	563,190
	PSU	4/06/15	—		—	27,018	(6)	2,113,078
	MSU	2/27/14	—		—	4,397	(7)	343,889
	MSU	6/16/14	—		—	923	(7)	72,188
	MSU	4/06/15	—		—	19,175	(8)	1,499,677

Andrew L. Asher	RSU	8/29/14	11,388	(9)	890,655	—		—
	RSU	8/29/14	2,530	(2)	197,871	—		—
	RSU	4/06/15	2,972	(10)	232,440	—		—
	PSU	8/29/14	—		—	7,592	(4)	593,770
	PSU	4/06/15	—		—	5,944	(6)	464,880
	MSU	8/29/14	—		—	3,284	(7)	256,842
	MSU	4/06/15	—		—	2,109	(8)	164,945

Blair W. Todt	RSU	3/18/13	728	(11)	56,937	—		—
	RSU	2/27/14	1,494	(2)	116,846	—		—
	RSU	9/02/14	1,264	(3)	98,857	—		—
	RSU	4/06/15	1,587	(10)	124,119	—		—
	PSU	3/18/13	—		—	4,368	(12)	341,621
	PSU	2/27/14	—		—	4,483	(4)	350,615
	PSU	9/02/14	—		—	2,528	(5)	197,715
	PSU	4/06/15	—		—	3,175	(6)	248,317
	MSU	3/18/13	—		—	1,552	(13)	121,382
	MSU	2/27/14	—		—	1,954	(7)	152,822
	MSU	4/06/15	—		—	1,127	(8)	88,143

Michael R. Polen	RSU	3/18/13	273	(11)	21,351	—		—
	RSU	2/27/14	950	(2)	74,300	—		—
	RSU	9/02/14	1,341	(3)	104,880	—		—
	RSU	4/06/15	1,081	(10)	84,545	—		—
	PSU	3/18/13	—		—	1,638	(12)	128,108
	PSU	2/27/14	—		—	2,853	(4)	223,133
	PSU	9/02/14	—		—	2,681	(5)	209,681
	PSU	4/06/15	—		—	2,161	(6)	169,012
	MSU	3/18/13	—		—	582	(13)	45,518
	MSU	2/27/14	—		—	1,244	(7)	97,293
	MSU	4/06/15	—		—	767	(8)	59,987

			Stock Awards
Name	Award Type*	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)
Lawrence D. Anderson	RSU	3/18/13	521	(11)	40,747	—		—
	RSU	2/27/14	1,141	(2)	89,238	—		—
	RSU	9/02/14	843	(3)	65,931	—		—
	RSU	4/06/15	1,167	(10)	91,271	—		—
	PSU	3/18/13	—		—	3,123	(12)	244,250
	PSU	2/27/14	—		—	3,424	(4)	267,791
	PSU	9/02/14	—		—	1,685	(5)	131,784
	PSU	4/06/15	—		—	2,334	(6)	182,542
	MSU	3/18/13	—		—	1,110	(13)	86,813
	MSU	2/27/14	—		—	1,492	(7)	116,689
	MSU	4/06/15	—		—	828	(8)	64,758

Stephen E. Goldberg	RSU	7/08/13	504	(11)	39,418	—		—
	RSU	2/27/14	1,353	(2)	105,818	—		—
	RSU	9/02/14	1,188	(3)	92,913	—		—
	RSU	4/06/15	1,346	(10)	105,271	—		—
	PSU	7/08/13	—		—	3,025	(12)	236,585
	PSU	2/27/14	—		—	4,059	(4)	317,454
	PSU	9/02/14	—		—	2,375	(5)	185,749
	PSU	4/06/15	—		—	2,691	(6)	210,463
	MSU	7/08/13	—		—	1,080	(13)	84,467
	MSU	2/27/14	—		—	1,769	(7)	138,353
	MSU	4/06/15	—		—	955	(8)	74,691

*	RSU = restricted stock units; PSU = performance stock units; MSU = market stock units.

(1)	Value based on $78.21 per share which was the closing price of our common stock on the NYSE on December 31, 2015.

(2)

Approximately one half of these units vested on March 1, 2016 and the remaining units are scheduled to vest on March 1, 2017; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(3)

These units are scheduled to vest on September 1, 2016; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(4)

These units are scheduled to vest on March 1, 2017. The number of units shown reflects the target number of units based on the Compensation Committee’s assessment of performance through December 31, 2015. The number of units that actually vest, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2016; provided that the target number of units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(5)

Approximately one half of these units vested on March 1, 2016 based on the achievement of performance goals for fiscal year ending December 31, 2015. For a discussion of the goals and award payment determination, see “Compensation Discussion and Analysis – 2015 Compensation Decisions – Payout Determinations of September 2014 Performance Stock Unit Awards” above. The remaining units are scheduled to vest on March 1, 2017, subject to the achievement of performance goals for the fiscal year ending December 31, 2016; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(6)

These units are scheduled to vest on March 1, 2018. The number of units shown reflects the target number of units based on the Compensation Committee’s assessment of performance through December 31, 2015.

The number of units that actually vest, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2017; provided that the target number of units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(7)

These units are scheduled to vest on March 1, 2017. The number of units shown reflects the target number of units. The number of units that actually vest, if any, will be based upon the product of (i) the Company’s stock price multiplier and (ii) the target number of units. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2016 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2013 ($70.57); provided that no units will vest if the stock price multiplier is less than 50% and the maximum stock price multiplier is limited to 200%. In the event of a change in control of the Company, the number of units based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case if within two years following the change in control.

(8)

These units are scheduled to vest on March 1, 2018. The number of units shown reflects the target number of units. The number of units that actually vest, if any, will be based upon the product of (i) the Company’s stock price multiplier and (ii) the target number of units. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2017 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014 ($76.63); provided that no units will vest if the stock price multiplier is less than 50% and the maximum stock price multiplier is limited to 200%. In the event of a change in control of the Company, the number of units based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case if within two years following the change in control.

(9)

These units are scheduled to vest in approximately equal increments on August 29, 2016, August 29, 2017 and August 29, 2018; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(10)

Approximately one third of these units vested on March 1, 2016 and the remaining units are scheduled to vest in approximately equal increments on March 1, 2017 and March 1, 2018; provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(11)

These units vested on March 1, 2016. The terms of this award provided that any unvested units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(12)

This award vested on March 1, 2016. The number of units shown reflects the target number of units based on the Compensation Committee’s assessment of performance through December 31, 2015. For a discussion of the goals, award payment determination and actual number of units that vested, see “Compensation Discussion and Analysis – 2015 Compensation Decisions –Payout Determination of 2013-2015 Cycle Performance Stock Unit Awards Granted in 2013” above.

(13)

This award vested on March 1, 2016. The number of units shown reflects the target number of units. The number of units that actually vested was based upon the product of (i) the Company’s stock price multiplier and (ii) the target number of units. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2015 ($80.60) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2012 ($48.45); provided that no units would have vested if the stock price multiplier is less than 50% and the maximum stock price multiplier was limited to 200%. For a discussion of the award payment determination and actual number of market stock units that vested, see Compensation Discussion and Analysis – 2015 Compensation Decisions –Payout Determination of 2013-2015 Cycle Market Stock Unit Awards Granted in 2013” above.

Option Exercises and Stock Vested

The following table sets forth the number of shares of restricted stock units, market stock units and/or performance stock units that vested during 2015, and the value realized upon vesting of such shares, for the named executive officers. None of the named executive officers exercised stock options during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Kenneth A. Burdick	5,635	500,122
David J. Gallitano	45,195	3,708,702
Andrew L. Asher	5,062	461,844
Blair W. Todt	5,757	518,723
Michael R. Polen	3,127	279,648
Lawrence D. Anderson	4,346	391,949
Stephen E. Goldberg	2,368	211,216

(1)

Represents the gross number of shares acquired upon vesting of shares of restricted stock units, market stock units and/or performance stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(2)

Represents the value of vested shares of restricted stock units, market stock units and/or performance stock units calculated by multiplying the gross number of vested shares of restricted stock units, market stock units and/or performance stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the closing price of our common stock on the last trading day prior to the vesting date.

Pension Benefits

We did not maintain a pension plan during fiscal year 2015.

Nonqualified Deferred Compensation

Mr. Gallitano elected to receive payment of certain restricted stock unit awards on a deferred basis. These deferred restricted stock units are considered to be a form of nonqualified deferred compensation under SEC rules, and information regarding the deferred restricted stock units is provided in the following table.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Loss in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
David J. Gallitano(1)	—	—	37,418	(2)	581,642	(3)	—

(1)

Mr. Gallitano deferred receipt of 2,590 shares, 2,247 shares and 2,707 shares underlying his previously vested restricted stock units to the earliest to occur of (a) December 1, 2015, January 1, 2017 and December 1, 2018, respectively, (b) the date of his termination of service with us as a member of our board of directors or (c) a change in control of the Company. Although Mr. Gallitano’s last day of service as a member of our board of directors was May 11, 2015, the payment of his deferred shares was delayed for six months in order to comply with Internal Revenue Code Section 409A, and was paid on November 12, 2015.

(2)

Represents the aggregate decrease in the value of the shares of the common stock underlying the deferred restricted stock units from January 1, 2015 through November 12, 2015, which was the date such shares were delivered to Mr. Gallitano.

(3)

Represents the value of the 7,544 shares of our common stock underlying the deferred restricted stock units as of November 12, 2015, which was the date such shares were delivered to Mr. Gallitano, based on value of $77.10 per share, which was the closing price of our common stock on the NYSE on November 12, 2015.

Potential Payments to Named Executive Officers upon Termination or Change in Control

The tables below summarize the potential payments and benefits to which Mr. Burdick, Mr. Asher, Mr. Todt, Mr. Polen and Mr. Anderson would be entitled upon termination of employment or a change in control, and the actual payments and benefits received or to be received by Dr. Goldberg. The amounts shown in the table for Mr. Burdick, Mr. Asher, Mr. Todt, Mr. Polen and Mr. Anderson assume that the hypothetical termination date or date of a change in control was December 31, 2015. The amounts shown in the table for Dr. Goldberg are based on his actual termination date on April 1, 2016. Amounts are calculated based on the benefits available to the executive under the executive severance plan, which is described below. The tables also include the value of incentive awards which immediately vest in certain circumstances, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table above. The amounts in the tables do not take into account incentive awards granted, and contractual obligations entered into, after December 31, 2015. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Because Mr. Gallitano was appointed to serve as our Interim Chief Executive Officer on a temporary basis, the terms of his employment arrangement provided that he was not eligible for severance benefits following the end of his service as our Interim Chief Executive Officer except for his $25,000 per month allowance for housing and automobile expenses in the Tampa area for one month. As such, he did not receive any severance benefits following his service as Interim Chief Executive Officer except for the $25,000 payment.

Definitions

For the purpose of the following analysis, the following terms generally have the following meanings:

•

A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a sale of all or substantially all of the assets of the Company.

•

A termination for “good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties or responsibilities; (ii) any material diminution of the executive’s base salary, short-term incentive opportunity or long-term incentive opportunity; or (iii) a change in the executive’s office location by more than 50 miles from the executive’s current employment location.

•

A termination for “cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive that constitutes a breach of any agreement to which the Company is a party or the executive’s non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material determent of the Company; (ii) the executive’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith or willful acts or omissions in the performance of the executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

Executive Severance Plan

Under our executive severance plan, our executive officers, including our named executive officers, are entitled to severance benefits following termination of employment by the Company for reasons other than for cause, death or disability, or following resignation by the executive for good reason. The amount of the severance payment is determined as a multiple of the executive’s base salary and a bonus amount as set forth in the following table. The bonus amount is calculated as the average of the actual short-term incentive bonuses, if any, paid to the executive with respect to the two most recently completed short-term incentive bonus cycles; provided that if the first short-term incentive bonus included in the calculation is pro-rated to reflect the portion of the performance period in which the executive was employed by the Company, then an annualized amount will be used for the calculation. If the executive has not been employed for a period of time in which he or she participated in two completed short-term incentive bonus cycles, the executive’s short-term incentive target for the year in which the termination occurs will be used.

Benefit Multiple
Position	Standard	Change in Control
Chief Executive Officer	1.5x	2.5x

Chief Financial Officer, Chief Legal Officer and President, Chief Operating Officer	1.0x	2.0x

Other Executive Officers	1.0x	1.5x

In addition, executives are entitled to the payout of accrued but unused time off and reimbursement of the portion of the executive’s COBRA premium that exceeds the amount of premium paid by active associates for the same coverage for 18 months in the case of the Chief Executive Officer and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, continuation of health benefits is for 18 months for all executive officers.

Name	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)
Kenneth A. Burdick
Separation - Base(1)	1,500,000	2,500,000	2,500,000
Separation - Bonus(1)	2,250,000	3,750,000	3,750,000
Accrued PTO(2)	6,346	6,346	6,346
Insurance Benefits(3)	22,293	22,293	22,293
RSUs(4)	—	599,792	—
PSUs(4)	—	3,630,821	—
MSUs(4)	—	1,991,696	—

Total(5)	3,778,639	12,500,948	6,278,639

Name	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)

Andrew L. Asher
Separation - Base(1)	550,000	1,100,000	1,100,000
Separation - Bonus(1)	550,000	1,100,000	1,100,000
Accrued PTO(2)	4,746	4,746	4,746
Insurance Benefits(3)	14,569	21,853	21,853
RSUs(4)	—	1,320,966	—
PSUs(4)	—	1,058,650	—
MSUs(4)	—	452,992	—

Total(5)	1,119,315	5,059,207	2,226,599

Blair W. Todt
Separation - Base(1)	470,000	940,000	940,000
Separation - Bonus(1)	95,328	190,656	190,656
Accrued PTO(2)	18,077	18,077	18,077
Insurance Benefits(3)	14,790	22,185	22,185
RSUs(4)	—	396,759	—
PSUs(4)	—	1,138,268	—
MSUs(4)	—	455,261	—

Total(5)	598,195	3,161,206	1,170,918

Michael R. Polen
Separation - Base(1)	400,000	600,000	600,000
Separation - Bonus(1)	51,133	76,699	76,699
Accrued PTO(2)	10,753	10,753	10,753
Insurance Benefits(3)	14,790	22,185	22,185
RSUs(4)	—	285,076	—
PSUs(4)	—	729,934	—
MSUs(4)	—	242,529	—

Total(5)	476,676	1,967,176	709,637

Lawrence D. Anderson
Separation - Base(1)	360,000	540,000	540,000
Separation - Bonus(1)	69,420	104,130	104,130
Accrued PTO(2)	—	—	—
Insurance Benefits(3)	15,422	23,133	23,133
RSUs(4)	—	287,187	—
PSUs(4)	—	826,367	—
MSUs(4)	—	335,598	—

Total(5)	444,842	2,116,415	667,263

(1)

Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date the waiver and release of claims becomes effective and the bonus portion of the separation amount is payable on the first anniversary of the executive’s termination date; however, if termination is in connection with a change in control, then the entire separation amount is payable following the date the waiver and release of claims becomes effective.

(2)	Accrued paid time off is payable within 10 days of the executive’s termination of employment.

(3)

Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. Following the date the waiver and release becomes effective, insurance benefits are payable over 18 in the case of Mr. Burdick, and 12 months for the other executives; provided that if the termination of employment is in connection with a change of control, insurance benefits are payable over 18 months.

(4)

Amount is calculated as the number of units that immediately vest upon termination of employment multiplied by $78.21, which was the closing price of our common stock on the NYSE on December 31, 2015. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested restricted stock units, performance stock units and market stock units at December 31, 2015. As discussed in the “Outstanding Equity Awards at Fiscal Year-End” table above, all outstanding restricted stock units will immediately vest; the target number of performance stock units will immediately vest; and the number of market stock units that immediately vest is calculated by multiplying the target number of market stock units by the quotient of $78.21 (representing the price paid in the assumed hypothetical change in control transaction) divided by (as applicable): $48.45 (representing the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2012) for market stock units originally scheduled to vest on March 1, 2016; or $70.57 (representing the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2013) for market stock units originally scheduled to vest on March 1, 2017 or $76.63 (representing the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014) for market stock units originally scheduled to vest on March 1, 2018.

(5)

If any payments or benefits payable to a named executive officer would be subject to the additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments and/or benefits will be reduced to the extent necessary to prevent any portion of the payments or benefits from becoming nondeductible by the Company under Section 280G of the Internal Revenue Code or subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, but only if, by reason of the reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

Former Executive	Separation – Base(1) ($)	Separation – Bonus(1) ($)	PTO Payment(2) ($)	Insurance Benefits(3) ($)	Total ($)
Steven E. Goldberg	415,000	124,500	259	14,569	554,328

(1)

Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date Dr. Goldberg’s waiver and release of claims became effective. The bonus portion of the separation amount is payable to Dr. Goldberg on April 1, 2017.

(2)	The accrued paid time off was paid to Dr. Goldberg following his termination of employment on April 1, 2016.

(3)

Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The insurance benefits are payable in installments in accordance with the Company’s normal payroll schedule over 12 months to Dr. Goldberg.

Equity Compensation Plans

The following table provides information as of December 31, 2015, about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (a)) (c)
Equity compensation plans approved by the Company’s stockholders(1)	1,274,130	(2)	—	1,724,327
Equity compensation plans not approved by the Company’s stockholders	—		—	—
Total	1,274,130		—	1,724,327

(1)

Includes outstanding awards under our 2004 Equity Incentive Plan (the “2004 Equity Plan”) and our 2013 Incentive Compensation Plan (the “2013 Incentive Plan”). The 2004 Equity Plan was approved by our stockholders in June 2004 (prior to the Company’s initial public offering). No further awards are being made under the 2004 Equity Plan; the securities referenced under Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans are available under the 2013 Incentive Plan. The 2013 Incentive Plan was approved by our stockholders in May 2013 at the 2013 Annual Meeting of Stockholders. In addition to options, shares and share equivalents may be issued in the form of restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2013 Incentive Plan.

(2)

This number includes 290,619 restricted stock units, 716,931 performance stock units and 266,580 market stock units. The performance stock units and market stock units have been included at the maximum number of shares issuable pursuant to those stock units. Employees do not pay monetary consideration upon the exercise of these stock units.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock as of March 28, 2016:

	Ownership
Name and Address	Common Stock		Percent of Class (%)(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,700,778	(2)	10.6%

BlackRock, Inc., et al. 55 East 52nd Street New York, NY 10022	4,193,521	(3)	9.5%

Wellington Management Group, LLP, et al. 280 Congress Street Boston, MA 02210	3,964,501	(4)	9.0%

The Vanguard Group, Inc., et al. 100 Vanguard Boulevard Malvern, PA 19355	3,068,781	(5)	6.9%

(1)

Percentage is calculated based on the number of shares beneficially owned as reported by the investor as a percentage of the number of shares of Company stock issued and outstanding as of March 28, 2016, which was 44,251,482.

(2)

This disclosure is based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 9, 2016. As of December 31, 2015, Price Associates reported sole voting power as to 826,292 shares and sole dispositive power as to 4,700,778 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(3)

This disclosure is based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on January 27, 2016. As of December 31, 2015, BlackRock and other affiliated entities reported sole voting power as to 4,093,047 shares and sole dispositive power as to 4,193,521 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(4)

This disclosure is based upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 11, 2016. As of December 31, 2015, Wellington reported shared voting power as to 1,795,715 shares and shared dispositive power as to 3,964,501 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(5)

This disclosure is based upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 11, 2016. As of December 31, 2015, Vanguard reported sole voting power as to 96,839 shares, sole dispositive power as to 2,972,242 shares, shared voting power as to 2,400 shares and shared dispositive power as to 96,539 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

The following table sets forth the beneficial ownership of our common stock as of March 28, 2016, by (a) each of our named executive officers, (b) each director and nominee for director, and (c) all directors and executive officers as a group. For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 28, 2016. For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after March 28, 2016, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name	Common Stock		Percent of Class
Richard C. Breon	5,504	(1)	*
Carol J. Burt	16,982	(2)	*
Roel C. Campos	9,961	(1)	*
D. Robert Graham	20,869	(1)	*
Kevin F. Hickey	22,030	(3)	*
Christian P. Michalik	28,496	(1)	*
Glenn D. Steele, Jr., M.D.	20,852	(1)	*
William L. Trubeck	19,892	(1)	*
Paul E. Weaver	16,892	(1)	*
Kenneth A. Burdick	8,192		*
Andrew L. Asher	9,314	(4)	*
Lawrence D. Anderson	14,406		*
Michael R. Polen	4,055		*
Blair W. Todt	14,009		*
Steven E. Goldberg, M.D.	1,843		*
David J. Gallitano	5,490		*
All Directors and Executive Officers as a Group (17 persons)	221,160	(5)	*

*	Less than one percent

(1)	Includes 2,056 restricted stock units scheduled to vest on May 11, 2016.

(2)	Includes 6,921 previously vested deferred stock units and 2,056 restricted stock units scheduled to vest on May 11, 2016.

(3)	Includes 4,674 previously vested deferred stock units and 2,056 restricted stock units scheduled to vest on May 11, 2016.

(4)	Includes 4,000 shares held by Andrew Asher and Joetta Asher, trustees of The Andrew Asher Revocable Trust dated 12/18/2008.

(5)	Includes 11,595 previously vested deferred stock units and 18,504 restricted stock units scheduled to vest on May 11, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms or written representations from reporting persons that all reportable transactions were reported, we believe that all of our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the 2015 fiscal year.

Other Information

Stockholder Proposals

For our 2017 Annual Meeting of Stockholders, to be eligible for inclusion in our 2017 proxy statement under the SEC’s requirements, any stockholder proposals must be received no later than December 12, 2016. In addition, our bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting. Accordingly, any stockholder proposal and any stockholder nominations for the Board of Directors, that are not included in our 2017 proxy statement must be properly submitted to us not earlier than January 25, 2017 nor later than February 24, 2017 to be considered at the 2017 Annual Meeting of Stockholders. Please mail your proposals to the Company to the attention of Blair W. Todt, Secretary, 8735 Henderson Road, Tampa, Florida 33634. Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2017 proxy statement or considered at our 2017 Annual Meeting of Stockholders.

Committee Reports

The information contained in the Compensation Committee Report and the Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Proxy Solicitation Costs

This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $9,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

Multiple Stockholders Having the Same Address

We have adopted a process called “householding” for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2015 Annual Report on Form 10-K and this proxy statement (collectively, the “proxy materials”) unless we receive contrary instructions. For those stockholders receiving our Notice of Internet Availability of Proxy Materials (“Availability Notice”), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our annual reports on Form 10-K and proxy statements, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 206-3916. The Company’s annual report on Form 10-K for the year ended December 31, 2015 and this proxy statement are also available at www.proxyvote.com.

Requests for Additional Information

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2015, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379. A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct and Business Ethics made with respect to any of our directors and executive officers on our website.

WELLCARE HEALTH PLANS, INC.

P.O. BOX 31390

TAMPA, FL 33631-3390

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of nine directors to hold office until the Company’s 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	Nominees	For	Against	Abstain

1a.	Richard C. Breon	☐	☐	☐

1b.	Kenneth A. Burdick	☐	☐	☐

1c.	Carol J. Burt	☐	☐	☐

1d.	Roel C. Campos	☐	☐	☐

1e.	Kevin F. Hickey	☐	☐	☐

1f.	Christian P. Michalik	☐	☐	☐

1g.	Glenn D. Steele, Jr.	☐	☐	☐

1h.	William L. Trubeck	☐	☐	☐

1i.	Paul E. Weaver	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

3	Advisory vote on the compensation of the Company’s named executive officers (“Say on Pay”).	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should  each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

WELLCARE HEALTH PLANS, INC. PROXY FOR 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2016 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew L. Asher, Chief Financial Officer, and Blair W. Todt, Secretary, and each of them, or such other individuals as the Board may later designate, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2016 Annual Meeting of Stockholders to be held at WellCare’s corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634, on May 25, 2016, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1; FOR PROPOSAL 2; FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS. IF VOTING BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.

Continued and to be signed on reverse side